UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Express Company

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AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Monday, April 23, 2007, at 10:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th floor New York, New York 10285

ITEMS OF BUSINESS	(1) To elect Directors.

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2007.

(3) To vote on a proposal to approve the American Express Company 2007 Incentive Compensation Plan.

(4) To vote on a shareholder proposal relating to cumulative voting for directors.

(5) To transact such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 28, 2007.

STEPHEN P. NORMAN
Secretary & Corporate Governance Officer

March 14, 2007

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March 14, 2007

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2007 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Monday, April 23, 2007, at the Company’s New York City headquarters and invite you to attend in person. If you need special assistance at the Meeting because of a disability, you may contact Stephen P. Norman, our Secretary, by telephone at (212) 640-5583, by e-mail at stephen.p.norman@aexp.com or by writing to him at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio Web cast of the 2007 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. A replay of the Meeting’s audio Web cast will also be available at the same Web site address beginning later the same day.

We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 16, 2007.

VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 28, 2007, which is the record date for the Annual Meeting. On February 28, 2007, we had 1,186,512,240 common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one or more of the following ways:

•

directly in your name as the shareholder of record, including shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name”;

•	indirectly through the American Express Company Stock Fund of our Incentive Savings Plan (ISP) or the Employee Stock Ownership Plan of Amex Canada, Inc.; or

•	indirectly through the Ameriprise Financial 401(k) Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, April 18, 2007, for shares held in employee plans and through 11:59 p.m. Eastern Time on Sunday, April 22, 2007, for all other shares. You may vote in the following ways:

By Telephone. If you are located in the United States or Canada you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold shares in street name, please complete and mail the voting instruction form.

At the Annual Meeting. The way you vote your shares prior to the Meeting will not limit your right to change your vote at the Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the Shareholder’s Stock Purchase Plan, your proxy card includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, the Ameriprise Financial 401(k) Plan or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy card includes shares that the relevant plan has credited to your account.

To allow sufficient time for the ISP, the Employee Stock Ownership Plan of Amex Canada, Inc. and the Ameriprise Financial 401(k) Plan trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 18, 2007. If the trustees for the ISP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares. If the trustee of the Ameriprise Financial 401(k) Plan does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee received from other plan participants who did vote.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, the comment will be forwarded to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Votes Required for Proposals. To elect Directors and adopt the other proposals, the following proportion of votes is required:

•

To elect the Directors, a plurality of the votes cast, but if a Director nominee receives more “withheld” votes than “for” votes, he or she will submit his or her resignation to the Board of Directors for its consideration;

•	To approve the American Express Company 2007 Incentive Compensation Plan, the affirmative vote of a majority of the votes cast, provided a majority of the outstanding shares are voted; and

•	To ratify the selection of our independent registered public accountants and to adopt the shareholder proposal, the affirmative vote of a majority of the votes cast.

Routine and Non-Routine Proposals. New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

We believe that under the rules of the NYSE, the election of directors and ratification of the selection of our independent registered public accountants are routine items and that the proposal to adopt the American Express Company 2007 Incentive Compensation Plan and the shareholder proposal are not routine items.

Broker Vote. If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. Banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients. Thus, if you wish to vote against management’s recommendations on Items 1 and 2, the two routine matters in this proxy statement, you should complete and return your voting instruction form before April 13, 2007.

How We Count Votes. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposals:

•	We will not count abstentions or broker non-votes, if any, as votes cast relating to the election of Directors, but we will count votes withheld from one or more nominees as votes cast.

•

We will count abstentions as votes cast on our proposal to approve the American Express Company 2007 Incentive Compensation Plan, but we will not count broker non-votes as votes cast on this proposal. Therefore, abstentions will have the effect of votes against the proposal but broker non-votes will have no impact on the outcome of the proposal as long as a majority of the outstanding shares are voted.

•

We will not count abstentions on our proposal to ratify the selection of our independent registered public accountants or on the shareholder proposal. We also will not count broker non-votes, if any, as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies on behalf of the Board of Directors. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent non-management Directors. We keep Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s governance principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. Copies of these materials also are available without charge upon written request to the Secretary of the Company.

Summary of the Corporate Governance Principles

Independence of Directors. A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the New York Stock Exchange.

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

1. A Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than Director and Committee fees and pension or other deferred compensation);

(iii)	the Director or an immediate family member is a partner of the Company’s independent registered public accountant; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and participates in the firm’s audit, assurance or tax compliance practice; or the Director or immediate family member was within the last three years a partner or employee of such firm and worked on the Company’s audit;

(iv)	within the last three years an executive officer of the Company served on the compensation committee of another company that employed the Director, or an immediate family member of the Director, as an executive officer; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

2. The Board has determined that a material relationship with the Company will be deemed to exist if a Director is:

(i)	an executive officer of a charitable organization and the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

3. The Board of Directors also has determined that the following relationships are not material and do not impair a Director’s independence:

(i)	possession and use of an American Express® Card or use of the Company’s travel services by a Director or his or her immediate family members on terms and conditions similar to those available to other Cardmembers;

(ii)	incurring indebtedness to the Company, on the American Express® Card or otherwise as permitted by law, or use of the Company’s financial services, by a Director or his or her immediate family members on terms and conditions similar to those available to other persons of like credit-worthiness;

(iii)	transactions in the ordinary course of business between the Company and another company where the Director or an immediate family member serves as an executive officer, provided the Director or immediate family member owns less than a 10% equity interest in the other company and the amounts paid or received by the other company did not exceed, in any of the last three fiscal years, the greater of $1 million or 1% of its consolidated gross revenues;

(iv)	transactions in the ordinary course of business between the Company and another company where the Director serves on the other company’s board and owns less than a 10% equity interest in the other company, regardless of the amount involved;

(v)	service on the board of another public company on which an executive officer of the Company also serves as a board member, except for compensation committee interlocks described in Section 1(iv);

(vi)	service as a director, trustee or executive officer of a charitable organization where an executive officer of the Company also serves as a director or trustee, unless the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 1% of the organization’s total annual revenues;

(vii)	service as an executive officer of a public company that also uses the Company’s independent registered public accountants;

(viii)	membership in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company; or

(ix)	prior attendance at the same educational institution as an executive officer of the Company.

Based on these guidelines, on February 26, 2007 the Board of Directors determined that 11 of the Company’s 14 Director nominees are independent: Ms. Burns and Messrs. Akerson, Chernin, Leschly, Levin, McGinn, Miller, Popoff, Reinemund, Walter and Williams. The other two non-management Directors, Ms. Barshefsky and Mr. Jordan, as well as Mr. Chenault, are not independent under these guidelines.

Composition of the Board. Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Executive Sessions. The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present, and the independent non-management Directors shall meet in executive session at least once annually.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. General discussions, such as the review of the Company’s overall performance, shall be presided over by the longest serving Director. The Board schedules at least three executive sessions of non-management Directors each year, including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2006, the Board held four executive sessions of non-management Directors, one of which included independent Directors only.

Voting for Directors. Currently, the Director nominees who receive the plurality of votes cast are elected as Directors. In any non-contested election of Directors, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her resignation to the Board within 30 days of the shareholder vote. In deciding whether or not to accept the resignation, the Board shall consider all factors deemed relevant, including the stated reason why shareholders who cast “withhold” votes did so, the qualifications of the Director, and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the Director continue to serve but curing the grievance causing the “withheld” votes. Only the Company’s independent Directors, excluding the nominee in question, shall decide the nominee’s status. The Board shall reach its decision within 90 days of the shareholder vote and disclose its final decision in a Form 8-K filed with the Securities and Exchange Commission within four business days of such decision, together with a full explanation of the process and the reasons for rejecting the tendered resignation, if applicable.

In January 2007, the Board committed to seek shareholder approval in 2008 to amend its charter documents to establish majority voting for Directors in uncontested elections.

Communicating with Directors. The Board of Directors has provided a means by which shareholders and other interested parties may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company’s Secretary, who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material may not, in the discretion of the Company’s Secretary, be forwarded to the Directors.

If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company’s headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

Other. Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2006, all of the then incumbent Directors were present at the Annual Meeting of Shareholders.

Board Meetings

During 2006, the Board of Directors met 11 times. All of our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2006.

The following table lists our five Committees, the Directors who currently serve on them and the number of Committee meetings held in 2006.

Membership on Board Committees

Name	Audit	Compensation and Benefits	Nominating and Governance	Executive	Public Responsibility
Mr. Akerson	C		•	•
Ms. Barshefsky					•
Ms. Burns	•
Mr. Chenault				C
Mr. Chernin					•
Mr. Jordan				•	C
Mr. Leschly		C		•	•
Mr. McGinn	•	•	•
Mr. Miller		•	•
Mr. Popoff		•	C	•	•
Mr. Walter	•	•	•
2006 Meetings	14	7	5	0	3

C = Chair

• = Member

Audit Committee

The responsibilities of the Audit Committee are described in the following Report of the Audit Committee.

All members of the Audit Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles. The Board has also determined that Messrs. Akerson and Walter meet the requirements for being “audit committee financial experts” as defined by SEC rules.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent accountants their independence from the Company and its management, and has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s General Auditor, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel F. Akerson, Chairman

Ursula M. Burns

Richard A. McGinn

Robert D. Walter

Compensation and Benefits Committee

The Compensation and Benefits Committee (Compensation Committee) has oversight responsibility for the compensation and benefit programs for executive officers and other employees. The processes and procedures by which the Compensation Committee considers and determines named executive officer compensation are described in the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee may delegate all or a portion of the authority granted to it by the Board to one or more Compensation Committee members, senior executives or committees in accordance with applicable laws, regulations and plan requirements. All members of the Compensation Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Leschly, McGinn, Miller, Popoff and Walter. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees, advises the Board on corporate governance matters and administers the Company’s Related Person Transaction Policy. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board who are submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, strong analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 60. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors. Since our April 2006 Annual Meeting of Shareholders, the Nominating and Governance Committee has recommended Messrs. Levin, Reinemund and Williams for election as Directors. Messrs. Levin and Williams were recommended to the Nominating and Governance Committee by a third-party search firm, which the Committee retained to assist it in identifying and evaluating potential director nominees, and were elected to the Board in January 2007. Mr. Reinemund was recommended to the Nominating and Governance Committee by the Company’s Chief Executive Officer and several non-management Directors.

Executive Committee

The Executive Committee is authorized to meet instead of the full Board in emergencies or in the interval between Board meetings. Any action taken by the Executive Committee must be reported to the full Board at the next Board meeting. The Executive Committee has all the authority of the Board, except that the Committee cannot fill vacancies in the Board, fix the compensation of Directors, repeal, amend or adopt by-laws, repeal or amend any resolution of the Board that by its terms may not be repealed or amended by the Committee, or submit to shareholders any proposal that requires shareholder approval under New York law.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include the Company’s consumer policies, legislation and regulation affecting the Company, philanthropic programs, the Company’s political action committee, government relations activities, other policies affecting the communities in which the Company operates, and the environment.

COMPENSATION OF DIRECTORS

It is the goal of the Nominating and Governance Committee to maintain the level of Director compensation above the mid-point of comparable companies. In 2005, the Committee engaged an independent compensation advisory firm, Frederic W. Cook & Co., Inc., to review Director compensation. As a result of that review, the Committee recommended that the Directors receive the compensation described below. The Committee undertakes such a review approximately every two years.

The following table provides information on the Company’s compensation of non-management Directors for 2006. In addition, the Company reimburses Directors for out-of-pocket expenses attendant to Board membership.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Akerson	$110,000	$273,438	$0	$0	$94,840	$27,224	$505,502
Ms. Barshefsky	80,000	273,438	0	0	0	1,650	355,088
Mr. Bowen (6)	50,000	0	0	0	16,494	0	66,494
Ms. Burns	90,000	261,366	0	0	0	20,592	371,958
Mr. Chernin	80,000	208,343	0	0	2,338	1,650	292,331
Mr. Dolan (7)	63,750	273,438	0	0	48,753	20,592	406,533
Mr. Jordan	87,500	273,438	0	0	235,250	1,650	597,838
Mr. Leschly	100,000	273,438	0	0	115,122	37,391	525,951
Mr. Levin (8)	0	0	0	0	0	0	0
Mr. McGinn	95,000	273,438	0	0	0	1,650	370,088
Mr. Miller	85,000	261,366	0	0	0	26,575	372,941
Mr. Popoff	95,000	273,438	0	0	59,980	1,650	430,068
Mr. Walter	91,250	273,438	0	0	2,631	18,100	385,419
Mr. Williams (8)	0	0	0	0	0	0	0

(1)	Annual Retainers. The Company pays its non-management Directors an annual retainer of $80,000 for Board service and pays an additional annual retainer of $10,000 to members of the Audit Committee and

$5,000 to members of the Compensation and Benefits Committee, including the chairs. The Company also pays an annual retainer to the chair of each of the Committees as follows: Audit $20,000; Compensation and Benefits $15,000; Nominating and Governance $10,000; and Public Responsibility $10,000. The Company pays no fees for attending meetings, but the annual retainer for Board service of $80,000 is reduced by $20,000 if a Director does not attend at least 75% of our Board meetings and meetings of any Committee on which he or she serves. All the non-management Directors, except for Messrs. Bowen and McGinn, deferred the total amount of their 2006 retainers into either a cash account, a share equivalent unit account, or both, under the Deferred Compensation Plan described below in note 4.

(2)	Share Equivalent Unit Plan. To assure that the majority of each non-management Director’s annual compensation is aligned with shareholder interests, each non-management Director is credited with share equivalent units (SEUs) upon re-election at each annual meeting of shareholders. Each SEU reflects the value of a common share of the Company. Each Director receives additional SEUs as dividend equivalents on the units in his or her account. SEUs do not carry voting rights, and must be held until a Director ends his or her service on the Board. At that time, each SEU is payable in cash equal to the then value of one Company common share. On April 24, 2006, each non-management Director elected was credited with 3,400 SEUs, having a date of grant fair value of $177,021.

This column includes the expense recognized by the Company in its financial statements in 2006 in accordance with Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) with respect to the SEUs granted in 2006 and the change in value during 2006 of each Director’s aggregate SEU balance (including dividend equivalents credited) relating to awards under the Share Equivalent Unit Plan in 2006 and prior years.

As of December 31, 2006, the SEU balance in each Director’s account was: Mr. Akerson 9,776; Ms. Barshefsky 18,948; Mr. Bowen 0; Ms. Burns 11,673; Mr. Chernin 3,418; Mr. Dolan 5,996; Mr. Jordan 66,000; Mr. Leschly 9,776; Mr. McGinn 9,776; Mr. Miller 12,904; Mr. Popoff 18,895; and Mr. Walter 17,318. These amounts represent the aggregate number of SEUs granted under the Share Equivalent Unit Plan for all years of service as a Director, additional units credited as a result of the reinvestment of dividend equivalents and, for Messrs. Jordan, Miller and Popoff and Ms. Barshefsky and Ms. Burns, retainer amounts deferred into their SEU accounts under the Deferred Compensation Plan described below in note 4 and dividend equivalents thereon. The SEUs do not count toward the share ownership guidelines we have established for Directors.

(3)	Option Awards. The Company has not granted stock options to Directors since April 2002. In April 2002 and in prior years, the Company made stock option grants to each non-management Director on the date of the annual shareholders’ meeting. As of December 31, 2006, the following Directors had vested outstanding options in these amounts: Mr. Bowen 10,281; Mr. Jordan 17,135; and Mr. Leschly 20,562.

(4)	Retirement Benefits. We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. We pay a retirement benefit to non-management Directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. Payments cease after a Director’s death. Three of the current Directors listed, Messrs. Akerson, Jordan and Popoff, are eligible to receive retirement benefits in the future. Mr. Bowen received a retirement benefit in 2006 following his retirement. Included in this column are the changes in the actuarial present value from 2005 to 2006 of the accumulated benefit, as follows: Mr. Akerson $3,612; Mr. Bowen $16,494; Mr. Jordan $9,604; and Mr. Popoff $13,358.

Deferred Compensation Plan. Non-management Directors may defer the receipt of up to 100% of their annual retainer fees into either: (1) a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates shown on page 51, and/or (2) the SEU account described above. Under either alternative, Directors will receive cash payments and will not receive shares upon payout of their deferrals. This column includes the above-market portion of the earnings during 2006 on amounts deferred under this plan in cash accounts for the following Directors in the amounts stated: Mr. Akerson $91,228; Mr. Dolan $48,753; Mr. Jordan $225,646; Mr. Leschly $115,122; Mr. Popoff $46,622; and Mr. Walter $2,631. Earnings in 2006 were considered to be above-market to the extent that the rate of interest exceeded 5.76%.

(5)	Insurance. We provide our non-management Directors with group term life insurance coverage of $50,000 and business travel insurance coverage of $1,000,000. The cost incurred by the Company for each Director for the business travel insurance is $1,650 and is included in this column. The group life insurance policy is provided to the Directors on a basis generally available to all Company employees. Directors may purchase $50,000 of additional group term life insurance at their own expense.

Directors’ Charitable Award Program. The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. To fund this program we purchased joint life insurance on the lives of participating Directors, including Mr. Chenault, and advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation and one-half to the charitable organization that the Director or advisor recommends. In 2006, the Company paid premiums for policies on the following Directors in the amounts stated: Mr. Akerson $25,574; Ms. Burns $18,942; Mr. Dolan $18,942; Mr. Leschly $35,741; Mr. Miller $24,925; and Mr. Walter $16,450, which amounts are included in this column.

Matching Gift Program. Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as Company employees. Under this program, the American Express Foundation matches gifts to approved charitable organizations up to $8,000 per calendar year.

(6)	Mr. Bowen retired from Board service in April 2006. He served during two quarters in 2006, and accordingly received one-half of his annual retainer for Board and Committee service.

(7)	Mr. Dolan resigned from Board service in September 2006 due to a change in his principal occupation, and accordingly received three-quarters of his annual retainer for Board and Committee service.

(8)	Messrs. Levin and Williams were elected to the Board in January 2007 and therefore did not receive any compensation related to Board service in 2006.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express common shares certain individuals and entities beneficially owned on February 28, 2007. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our nominees for Director; (3) the executive officers named in the “Summary Compensation Table” on page 39 and (4) all nominees for Director and current executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	12.8%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	76,659,766	(2)	—	6.5%
Daniel F. Akerson	70,039		—	*
Charlene Barshefsky	20,099		—	*
Ursula M. Burns	10,000		—	*
Kenneth I. Chenault	1,017,463		5,309,833	*
Peter Chernin	7,500		—	*
Gary L. Crittenden(6)	72,223		—	*
Edward P. Gilligan	253,384		977,930	*
Vernon E. Jordan, Jr.	41,531		17,135	*
Alfred F. Kelly, Jr.	283,427		979,439	*
Jan Leschly	115,463		20,562	*
Richard C. Levin	2,000		—	*
Richard A. McGinn	15,934		—	*
Edward D. Miller	20,000		—	*
Louise M. Parent	279,083		778,773	*
Frank P. Popoff	51,521		—	*
Steven S. Reinemund	—		—	*
Robert D. Walter	110,300		—	*
Ronald A. Williams	2,000		—	*
All nominees for Director and current executive officers (22 individuals)(7)	2,655,490		10,460,226	1.11%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the SEC, which contained information as of December 31, 2006. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Based on information contained in a report on Schedule 13D/A dated August 24, 2006, Mr. Buffett and the estate of Susan T. Buffett, of which he is the executor, own 32.68% of the aggregate voting power of the outstanding shares of Berkshire’s Class A Common Stock and Class B Common Stock. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the Securities and Exchange Commission, which contained information as of December 31, 2006.

(3)	This column includes shares held in employee benefit plan accounts on February 28, 2007, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	18,725
G.L. Crittenden	256
E.P. Gilligan	1,457
A.F. Kelly, Jr.	4,638
L.M. Parent	72
All current executive officers	33,047

(4)	Certain executive officers held restricted shares on February 28, 2007, which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2010. The individuals in the table held the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	114,416
G.L. Crittenden	—
E.P. Gilligan	65,477
A.F. Kelly, Jr.	71,577
L.M. Parent	4,820
All current executive officers	283,280

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold.

(6)	Mr. Crittenden resigned as Executive Vice President and Chief Financial Officer on February 23, 2007.

(7)	On February 28, 2007, the 22 nominees for Director and current executive officers beneficially owned 13,115,716 shares, or about 1.11% of our outstanding shares. No Director nominee or current executive officer beneficially owned more than 1% of our outstanding shares.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Our Board of Directors currently has 13 members. Each current Director is standing for election to hold office until the next Annual Meeting of Shareholders. In addition, Mr. Steven S. Reinemund has been nominated for election to the Board. If a Director resigns or retires during the year, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may also add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise. During 2006, Mr. Bowen did not stand for re-election because he had reached the mandatory retirement age, and Mr. Dolan resigned due to a change in his principal occupation.

The Board has appointed Daniel T. Henry, Stephen P. Norman and Louise M. Parent as proxies who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 14 nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We describe below the principal occupation in italics and other information about our nominees.

DANIEL F. AKERSON	Director since 1995	Age 58

Managing Director, The Carlyle Group, a private equity firm, March 2003 to present. Chairman and Chief Executive Officer, XO Communications, Inc., September 1999 to January 2003. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and emerged from bankruptcy proceedings in January 2003, at which time a majority interest was acquired by its senior secured lenders. Director, Hawaiian Telcom Communications, Inc., Willcom, Inc. and Freescale Semiconductor, Inc.

CHARLENE BARSHEFSKY	Director since 2001	Age 56

Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP, attorneys, Washington, D.C., 2001 to present. United States Trade Representative and a member of the President’s Cabinet from 1997 to 2001. Board of Directors, Council on Foreign Relations. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation.

URSULA M. BURNS	Director since 2004	Age 48

Senior Vice President and President, Business Group Operations, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, January 2003 to present; President, Document Systems and Solutions Group, October 2001 to December 2002; Senior Vice President, Corporate Strategic Services, May 2000 to October 2001. Director, Boston Scientific Corporation, National Association of Manufacturers, the University of Rochester and the Rochester Business Alliance.

KENNETH I. CHENAULT	Director since 1997	Age 55

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Director, International Business Machines Corporation. Member, the World Trade Center Memorial Foundation. Trustee, NYU Hospitals Center and the New York University School of Medicine Foundation.

PETER CHERNIN	Director since 2006	Age 55

President, Chief Operating Officer and Director, News Corporation, a diversified international media and entertainment company, October 1996 to present. Director, DirecTV, Inc. and Gemstar-TV Guide International, Inc.

VERNON E. JORDAN, JR.	Director since 1977	Age 71

Senior Managing Director, Lazard Freres & Co. LLC, an investment banking firm, January 2000 to present. Of counsel, Akin Gump Strauss Hauer & Feld LLP, attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present. Director, Asbury Automotive, Inc., J.C. Penney Company Inc., and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY	Director since 1997	Age 66

Founder and Partner, Care Capital LLC, a private equity firm, May 2000 to present. Director, The Maersk Group. Member, Advisory Board of Daimler Chrysler and the Emory University Business School Dean’s Advisory Council.

RICHARD C. LEVIN	Director since 2007	Age 59

President, Yale University, a private, independent university, July 1993 to present. Director Satmetrix Systems, Inc. Trustee of the William and Flora Hewlett Foundation.

RICHARD A. MCGINN	Director since 1998	Age 60

General Partner, RRE Ventures, an investment advisory and venture capital firm, August 2001 to present. Director, Via Systems, Inc.

EDWARD D. MILLER	Director since 2003	Age 66

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, May 2001 to present. President and Chief Executive Officer, August 1997 to May 2001. Director, KeySpan Corporation and Korn/Ferry International. Member of the Board of Governors of the United Way of Tri-State, Chairman of the Board of Directors of Phoenix House, Trustee of the New York City Police Foundation and Chairman of the Partnership for New York City’s Security and Risk Management Task Force. Director, Institute for Medical Research.

FRANK P. POPOFF	Director since 1990	Age 71

Former Chairman and Chief Executive Officer, The Dow Chemical Company, a company that produces chemicals and chemical products, December 2000 to April 2004. Chairman, Chemical Financial Corporation, a bank holding company, April 2004 to April 2006. Director, Qwest Communications International Inc., United Technologies Corp. and Shin-Etsu Chemical Co. Ltd. Director Emeritus, Indiana University Foundation. Member, American Chemical Society.

STEVEN S. REINEMUND	Age 58

Chairman of the Board, PepsiCo, Inc., a company that produces beverages and convenient foods, October 2006 to present. Chairman and Chief Executive Officer, May 2001 to October 2006. Director, Johnson & Johnson. Trustee, United States Naval Academy Foundation. Chairman, National Minority Supplier Council.

ROBERT D. WALTER	Director since 2002	Age 61

Executive Chairman of the Board, Cardinal Health, Inc., a company that provides products and services supporting the health care industry, April 2006 to present; Chairman and Chief Executive Officer 1979 to April 2006. Director, Battelle Memorial Institute. Member, The Business Council.

RONALD A. WILLIAMS	Director since 2007	Age 57

Chairman, Chief Executive Officer and President, Aetna Inc., a company providing managed care benefits and health insurance, October 2006 to present; President and Chief Executive Officer from February 2006 to October 2006; President, from May 2002 to February 2006; Executive Vice President and Chief of Health Operations from March 2001 to May 2002. Member of the Board of Trustees of The Conference Board. Member of Dean’s Advisory Council and the Corporate Visiting Committee at the Massachusetts Institute of Technology.

Item 2—Selection of Independent Registered Public Accountants

On February 26, 2007, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2007.

Each year the Audit Committee reviews our accounting firm’s qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company’s accounting firm, which includes a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005.

We are asking shareholders to ratify the Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

One or more representatives of PricewaterhouseCoopers will be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $13.9 million for 2006 and $14.6 million for 2005.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $1.7 million for 2006 and $1.9 million for 2005. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $204,000 for 2006 and $2.5 million for 2005. PricewaterhouseCoopers’ tax fees in 2005 include amounts related to projects underway prior to its appointment as our independent accountant.

All Other Fees

There were no fees billed or to be billed for 2006 for products and services other than those reported in the three prior categories. Fees billed for such other services in 2005 were $785,000. The other services performed in 2005 included access to online technical accounting guidance as well as certain advisory services relating to expatriate support and regulatory compliance.

Services to Associated Organizations

PricewaterhouseCoopers did not provide such services during 2006 or 2005.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company’s independent registered public accountants for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

Other Transactions with PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business and we provide them pursuant to arrangements that we offer to other similar clients.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2007 is ratified and approved.

Item 3—Proposal to Approve the American Express Company 2007 Incentive Compensation Plan

The Board of Directors approved the American Express Company 2007 Incentive Compensation Plan (the 2007 Plan) in February 2007 and recommends that the shareholders also approve the 2007 Plan. The 2007 Plan provides for the grant of long-term equity and cash incentive compensation awards.

The Board of Directors believes that the 2007 Plan is important for the Company’s continuing efforts to attract, motivate and retain highly qualified and experienced employees. Awards under the 2007 Plan provide incentives for key employees and other individuals to enhance shareholder value and to contribute to the Company’s future success.

If approved, the 2007 Plan will replace the 1998 Incentive Compensation Plan (the 1998 Plan), and no new awards will be granted under the 1998 Plan. This replacement is needed because the 1998 Plan’s Section 162(m) tax deductibility provisions (the Million Dollar Cap provisions) are expiring in April 2007, and its ten-year term is expiring next year. Awards outstanding under the 1998 Plan will continue to be governed by the terms of that plan and the agreements under which they were granted.

The 2007 Plan continues many of the features of the 1998 Plan, but is updated to reflect changes to NYSE rules regarding equity compensation, other regulatory changes and market and corporate governance developments, based on a review conducted with the help of outside compensation consultants. Set forth below are a few highlights of the 2007 Plan, which are subject to the more detailed summary and plan document referred to below.

•

We are not asking shareholders to authorize any additional shares at this time. Only shares previously authorized by shareholders under the 1998 Plan will be used for the 2007 Plan. Shares available for new awards under the 1998 Plan as of April 23, 2007, but not exceeding 53 million shares, will be available for awards under the 2007 Plan. As of February 28, 2007, 53 million shares represented 4.47% of the Company’s outstanding common shares. Shares that are not issued or are recovered by the Company in connection with the disposition of outstanding awards under the 1998 Plan after April 23, 2007 will also be available for awards under the 2007 Plan.

•

The award limits under the 2007 Plan required for the Million Dollar Cap provisions are updated to reflect the current and potential mix of award types, but are comparable to those under the 1998 Plan on an estimated annual value basis. These limits will allow the Compensation and Benefits Committee of the Board of Directors to grant performance-based compensation awards that should be tax deductible by the Company when the awards are earned or paid, thereby helping the Company to reduce the after-tax cost of its compensation programs.

Summary of 2007 Plan

The full text of the 2007 Plan is attached to this proxy statement as Exhibit A. The principal features of the 2007 Plan are described below, but the description is qualified in its entirety by reference to the 2007 Plan itself. This 2007 Plan will not become effective unless shareholders approve it.

Purpose

The primary objective of the 2007 Plan is to promote shareholder value and the Company’s future success by providing appropriate retention and performance incentives to employees of the Company and its affiliates.

Administration

The 2007 Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the Compensation Committee), which consists exclusively of Directors, each of whom is: (a) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; (b) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and (c) an “independent director” for purposes of the rules and regulations of the NYSE.

The Compensation Committee has exclusive discretion to select the participants who will receive awards, to determine the type, size and terms of each award, and to adopt rules, procedures or sub-plans to accommodate the granting of awards to employees outside the United States. The Compensation Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the 2007 Plan. The Compensation Committee may delegate its authority under the 2007 Plan to one or more of its members or to appropriate officers, in accordance with guidelines it establishes.

Notwithstanding the Compensation Committee’s broad authority under the 2007 Plan, the Compensation Committee may not directly or indirectly reprice stock options or stock appreciation rights, nor permit the surrender or exchange of an outstanding award for cash or a replacement award. In addition, certain amendments to the 2007 Plan require shareholder approval, as described under “Plan Amendment” below.

Eligible Participants

Employees and other individuals performing services for the Company are eligible to receive awards under the 2007 Plan; however, non-employee Directors are not eligible to receive awards. Approximately 15,000 persons, including the executive officers, may be considered for awards.

Types of Awards

The 2007 Plan allows for the granting of the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance grants and awards providing benefits similar to the foregoing awards that may be required to obtain regulatory approval in certain jurisdictions or in situations where local regulations may adversely affect the employee (e.g., taxation before receipt of shares). Awards under the 2007 Plan may be paid in cash, common shares, or other Company securities (such as debentures, preferred stock, or convertible securities), as determined by the Compensation Committee.

Available Shares

The shares that remain available for grant under the 1998 Plan as of April 23, 2007, not to exceed 53 million shares, will continue to be available for issuance under the 2007 Plan. In addition, the following shares subject to awards outstanding under the 1998 Plan or granted under the 2007 Plan which are recovered or not issued by the Company will be available for issuance under the 2007 Plan: (i) shares related to awards issued under the 2007 Plan or the 1998 Plan that are forfeited, terminated, canceled, acquired by the Company or expire unexercised; (ii) shares surrendered or withheld to pay the exercise price of awards issued under the 2007 Plan or the 1998 Plan or to satisfy the tax withholding obligations with respect to awards issued under such plans; and (iii) shares originally linked to awards that are actually settled in cash or consideration other than common shares or other equity securities. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any affiliate or with which the Company or any affiliate combines, will not count against the maximum number of shares that may be issued under the 2007 Plan. As of February 28, 2007, a total of 104,366,107 common shares were subject to outstanding awards under the 1998 Plan, including stock options covering a total of approximately 96,437,172 common shares with a weighted average exercise price of $39.60 per share and a weighted average remaining term of 2.39 years, and 7,928,935 shares covered by restricted stock and letter of intent (now called restricted stock units under the 2007 Plan) awards. The awards granted in January 2007 under the 1998 Plan represented approximately 0.8% of common shares outstanding.

For purposes of counting shares against the share reserve under the 2007 Plan, awards denominated solely in common shares (such as stock options and restricted stock) and other awards or securities that may be exercised for or convertible into common shares will be counted against the 2007 Plan reserve on the date of grant of the award based on the maximum number of shares underlying the award, as determined by the Compensation Committee. Awards denominated in other than common shares issued pursuant to the 2007 Plan that are not exercisable for or convertible into common shares will be counted based on the actual number of shares issued, if any.

Common shares and other equity securities issued under the 2007 Plan may come from newly issued, treasury or reacquired shares or securities, or any combination thereof.

Stock Options

A stock option, which may be a nonqualified or an incentive stock option, is the right to purchase a specified number of common shares at a price (the Option Price) fixed by the Compensation Committee. Generally, the Option Price paid to the Company may be no less than the fair market value of the underlying common shares on the date of grant. The fair market value of a share of common stock on a given date is determined by the closing price as reported on the NYSE composite tape on such date. The Company may not decrease the Option Price of an outstanding stock option without shareholder approval, other than to make equitable adjustments (e.g., for stock splits) under the anti-dilution provisions of the 2007 Plan described under “Anti-Dilution Adjustment” below.

Generally, stock options will expire not later than ten years after the date on which they are granted. Stock options must have a vesting period of at least one year (subject to certain exceptions, such as death, disability, retirement, and certain corporate transactions (each, a Defined Event)) and otherwise become exercisable at such times and in such installments as the Compensation Committee shall determine. Payment of the Option Price must be made in such form as determined by the Compensation Committee, including: (i) cash; (ii) tender of common shares having a fair market value equal to the Option Price; (iii) if permitted by the Compensation Committee, authorization for a third party to sell an appropriate number of shares acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and/or any related tax withholding obligations; or (iv) a combination of these methods of payment. No loans from the Company or any affiliate are permitted in connection with the 2007 Plan.

No stock option may be exercised unless the holder has been employed by or performing services for the Company or one of its affiliates from the date of grant through the date of exercise, except that the Compensation Committee may permit exercise of a stock option after a participant is no longer employed by or performing services for the Company or one of its affiliates by reason of a period of Related Employment (as defined), or a Defined Event. In addition, the Compensation Committee may determine that stock options may be exercised for a minimum period following death, which period may extend beyond the original expiration date of the stock option.

Stock Appreciation Rights

Although the Compensation Committee does not intend to use such authority at the present time, the 2007 Plan authorizes the grant of stock appreciation rights. A stock appreciation right is a right to receive (without payment to the Company) cash, common shares, or other equity or debt securities of the Company or an affiliate, or any combination thereof, or property, or other forms of payment, or any combination thereof, as determined by the Compensation Committee, based on the increase in the fair market value of the number of common shares specified in the stock appreciation right. The Compensation Committee may grant stock appreciation rights either alone or in conjunction with stock options, performance grants or other awards. A stock appreciation right granted in conjunction with a previously granted stock option must have a per-share exercise price no less than the fair market value of a share on the date that the stock option was previously granted. The Company may not decrease the per-share exercise price of an outstanding stock appreciation right without shareholder approval, other than to make equitable adjustments (e.g., for stock splits) under the anti-dilution provisions of the 2007 Plan.

Stock appreciation rights must have a vesting period of at least one year (subject to certain exceptions, such as Defined Events), and otherwise become exercisable at such times and in such installments as the Compensation Committee shall determine.

No stock appreciation right may be exercised unless the holder has been employed by or performing services for the Company or one of its affiliates from the date of grant through the date of exercise, except that the Compensation Committee may permit exercise of a stock appreciation right after a participant is no longer employed by or performing services for the Company or one of its affiliates by reason of a period of Related Employment, or a Defined Event. In addition, the Compensation Committee may determine that stock appreciation rights may be exercised for a minimum period following death, which period may extend beyond the original expiration date of the stock appreciation right.

Restricted Stock and Restricted Stock Units

Generally, restricted stock is an award of common shares that are subject to a minimum vesting period of three years (with pro rata vesting permitted over such period) or such longer vesting period as determined by the Compensation Committee.

Restricted stock units (which were referred to as Letters of Intent under the 1998 Plan) are awards that are valued by reference to common shares, which value may be paid to a participant by delivery of such property as the Compensation Committee shall determine, including without limitation, cash, common shares, other company securities or property, or other forms of payment, or any combination thereof. Generally, restricted stock units must have a vesting period of at least three years (with pro rata vesting permitted over such period) or such longer period as determined by the Compensation Committee.

Restricted stock and restricted stock units may also contain performance-based conditions to vesting, such as Company, business unit, participant and other performance objectives. The Compensation Committee may provide that the vesting period be shorter than three years in the case of those performance awards, as well as in other situations, such as Defined Events and in the case of payment of certain performance-based awards. Generally, in the event a participant’s employment with the Company and its affiliates terminates prior to the end of the restricted or vesting period (subject to the above exceptions), the Company will cancel shares of restricted stock and restricted stock units.

Prior to the expiration of the restricted period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares. However, the Compensation Committee may choose, at the time of the grant of an award of restricted stock, to restrict any cash dividends paid on such restricted stock, subject to such terms, conditions, restrictions or limitations, if any, as the Compensation Committee may establish. Any dividends that are not paid currently may, at the Compensation Committee’s discretion, accrue interest or be reinvested into additional shares of restricted stock subject to the same vesting or performance conditions as the underlying award.

A participant who has received a restricted stock unit does not have the right to vote or to receive dividends on the underlying shares. However, the Compensation Committee may choose, at the time of the grant of a restricted stock unit or any time thereafter up to the time of the award’s payment, to include as part of such award an entitlement to receive cash dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Compensation Committee may establish. Dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Compensation Committee shall determine. All dividend equivalents that are not paid currently may, at the Compensation Committee’s discretion, be held in escrow and accrue interest or be reinvested into additional common shares subject to the same vesting or performance conditions as the underlying award.

Performance Grants

Performance grants, including certain annual incentive awards and portfolio grants, are awards whose final value, if any, is determined by the degree to which performance objectives selected by the Compensation Committee are achieved during a specified period, subject to such adjustments as the Compensation Committee may approve based on relevant factors. The Compensation Committee establishes performance objectives that may be based upon Company, business unit, participant and/or other performance objectives. The Compensation Committee may make such adjustments in the computation of any performance measure or payout as it considers are appropriate. The maximum value of an award may be a fixed dollar amount, an amount that varies from time to time based on the value of a common share, or an amount that may be determined from other criteria specified by the Compensation Committee. Payment under a performance grant may vest over a period of time after the final value is determined.

The performance periods for performance grant awards must be a minimum of one year (subject to certain exceptions, such as Defined Events). In the past, the Company has structured both multi-year portfolio grant awards and annual incentive awards for certain executives as qualified performance-based compensation to maintain the Company’s tax deduction for the compensation paid. (See “Qualifying Performance-Based Awards” below.)

Performance grants may be awarded alone or in conjunction with other awards. The Compensation Committee generally determines the value of a performance grant as soon as practicable after the end of the performance period or may determine value based upon a portion of the performance period upon earlier termination of the participant’s employment or performance of services, including upon a Defined Event. The rights of a participant in a performance grant are provisional and may be canceled or paid in whole or in part if the participant’s continuous employment with, or performance of services for, the Company and its affiliates terminates prior to payout, except termination by reason of a period of Related Employment. Payment of a performance grant may be made in cash, common shares, other securities issued by the Company or its affiliates or a combination thereof as determined by the Compensation Committee.

Qualified Performance-Based Awards

The Million Dollar Cap provisions limit the Company’s tax deduction to $1 million per year for certain compensation paid to each of the Company’s covered executives. Generally, the covered executives are the executive officers named in the Summary Compensation Table in our annual proxy statement. This limitation does not apply to qualified “performance-based compensation” awards. The 2007 Plan contains provisions permitting the Company to pay qualified performance-based compensation to covered executives, thereby reducing the after-tax cost of such compensation.

Stock options and stock appreciation rights may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. To satisfy this requirement, stock options and stock appreciation rights are issued at fair market value and the maximum number of common shares underlying stock options and stock appreciation rights that may be granted to any participant in any one calendar year is limited to 2,000,000 (for 2007, this includes stock options and stock appreciation rights granted under the 1998 Plan during 2007), subject to the anti-dilution adjustments provided in the 2007 Plan.

Other performance-based awards under the 2007 Plan include performance grants and any other award whose value is determined by fixed, formulaic performance objectives and that meet other tax requirements. Such performance objectives may vary by participant and by award, and may be based upon the attainment of specific amounts of, or changes in, one or more of the following: revenue, revenue growth or product revenue growth; net income (before or after taxes); earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) or earnings per share; shareholders’ equity or return on shareholders’ equity; assets, return on assets or net assets; capital or return on capital (including return on total capital or return on invested capital); book value or book value per share; economic value added models or equivalent metrics; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead or incentive compensation); expenses or reengineering savings; operating margins, gross margins or cash margin; cash flow, cash flow per share (before or after dividends) or cash flow return on investment; stock price or total shareholder return; market share; debt reduction; or regulatory achievements. The Compensation Committee may provide that in measuring the achievement of the performance objectives, an award may include or exclude items such as unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices (e.g., stock market indices) or be based upon any combination of the foregoing. In addition to the performance objectives, the Compensation Committee may also condition payment of any such award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the award are satisfied. The Compensation Committee shall have the discretion, by participant and by award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the award by reason of the satisfaction of the performance objectives set forth in the award. In making any such determination, the Compensation Committee is authorized in its discretion to take into account any such factor or factors it determines are appropriate, including, but not limited to, Company, business unit and individual performance.

Under such performance-based awards, in any one calendar year: (a) no participant may be paid cash, common shares (i.e., free and clear shares), other securities of the Company (other than shares of restricted stock or restricted stock units) or any combination of the foregoing with a value (as determined by the Compensation Committee) in excess of $20 million, and (b) no participant may receive more than 410,000 shares of restricted stock or shares provided through restricted stock units, subject to anti-dilution adjustments provided in the 2007 Plan. For purposes of the foregoing, the Compensation Committee will determine the calendar year or years in which amounts under these awards are deemed paid or received.

The maximum performance-based award values described above are designed to preserve flexibility for the Company to design appropriate incentive awards, to comply with the provisions of the Million Dollar Cap and to maintain the deductibility of such compensation paid to the covered executives. The tax benefits derived from such deductions preserve corporate assets and benefit the Company and its shareholders.

Transferability

A participant’s rights in an award granted under the 2007 Plan may be assigned or transferred only in the event of death, or if permitted by the Compensation Committee, may be assigned or transferred without consideration to one or more members of the participant’s immediate family, to a partnership of which the only partners are the participant or members of the participant’s immediate family, or to a trust established by the participant for the exclusive benefit of the participant or one or more members of his immediate family.

Tax Withholding

The exercise or payment of awards and the issuance of shares under the 2007 Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. The Compensation Committee may permit a participant to pay taxes required to be withheld with respect to an award in any appropriate manner, including, without limitation, by the surrender to the Company of common shares owned by such person, or settled with common shares that are part of the award giving rise to the tax withholding liability.

Anti-Dilution Adjustment

If the Company’s outstanding common shares are changed by reason of any stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Compensation Committee will direct that appropriate changes be made in the maximum number or kind of securities that may be issued under the 2007 Plan and in the terms of certain outstanding awards, including the number of shares or securities subject to awards and the exercise price or other stock price or share-related provisions of awards.

Plan Term

The 2007 Plan will become effective following its approval by the shareholders at the Annual Meeting and, unless earlier terminated by the Board, will terminate on April 23, 2017.

Plan Amendment

The 2007 Plan may be amended in whole or in part at any time and from time to time by the Board; provided, however, that no amendment may be made without shareholder approval if such amendment would (a) increase the number of shares available for grant, (b) decrease the minimum stock option exercise price, (c) reduce the minimum vesting or performance periods under the Plan for awards, (d) change the aggregate or annual award limits, (e) amend or repeal the prohibitions against repricing or exchange of awards, or (f) in the absence of shareholder approval, adversely affect compliance with applicable laws, rules and regulations.

Award Forfeiture Provisions

Awards granted under the 2007 Plan will be subject to the Company’s Policy regarding Recoupment of Incentive Compensation and the Company’s Detrimental Conduct provisions. (See “Compensation Discussion and Analysis—Policy Regarding Recoupment of Incentive Compensation” on page 32 and “—Detrimental Conduct” on pages 32-33.)

New Plan Benefits

The benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the 2007 Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is to be determined at the discretion of the Compensation Committee.

Stock Price

The closing market price of a share reported on the NYSE on March 9, 2007, was $56.90 per share.

Certain U.S. Federal Income Tax Consequences of Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the 2007 Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes.

Nonqualified Stock Options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the purchase price. Subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain but will not result in any further deduction for the Company.

Restricted Stock and Restricted Stock Units. A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock or restricted stock units. When the shares or units vest, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares at that time less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year the shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term or long-term capital gain but will not result in any further deduction for the Company.

Other Awards. Although the Compensation Committee does not intend to use such authority at the present time, the 2007 Plan authorizes the grant of incentive stock options (ISOs) that meet the requirements of Section 422 of the Code, and stock appreciation rights. A participant who exercises an ISO does not recognize ordinary income at the time of exercise, and the Company is not entitled to a tax deduction. Upon the sale of shares obtained by exercising an ISO after the shares have been held more than one year, the excess of the sale price over the purchase price is taxed as long-term capital gain. If the shares are sold within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the purchase price is taxed as ordinary income, and, subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as short-term capital gain, without a Company tax deduction. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price. Subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to: recipients of awards; particular circumstances; or all awards available under the 2007 Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Accordingly, the Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the shareholders of the Company approve and adopt the American Express Company 2007 Incentive Compensation Plan, including the Million Dollar Cap provisions, effective immediately, and authorize the Company to issue awards in accordance with the 2007 Plan.

Item 4—Shareholder Proposal Relating to Cumulative Voting for Directors

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 296 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of American Express, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“If you AGREE, please mark YOUR proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Cumulative voting is one of those issues that has the appearance of fairness, but in reality could serve the interests of special interest groups. It could make it possible for such a group to elect one or more Directors beholden to the group’s narrow interests. This could lead to factionalism and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the ‘stacking’ of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents the interests of all the shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following contains a description and analysis of the compensation arrangements and decisions we made for 2006 for our executive officers named in the Summary Compensation Table that follows this section. We refer to such named executive officers as NEOs.

Compensation Philosophy

Our vision is to be the world’s most respected service brand. To achieve that vision, we must deliver financial performance consistent with that of top growth companies on-average and over-time. To do so, we must sustain and expand our customer base around the world and provide strong leadership to develop highly engaged, talented employees who can deliver superior customer service and fulfill our shareholder commitments. We also believe that having executives who are strong leaders will enable us to attract and retain the best talent, promote continued growth and demonstrate the Company’s values – customer commitment, quality, integrity, teamwork, respect for people, good citizenship, a will to win and personal accountability.

Our compensation program for NEOs is designed to attract, motivate and retain executives of exceptional ability and experience who are critical to the achievement of our vision. The program includes incentive compensation tied to our annual and longer-term financial and strategic objectives, thereby aligning the financial interests of our NEOs with those of our shareholders. This compensation philosophy is characterized by the following principal elements:

1. Measurable goals that promote the interests of our three key constituencies:

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Shareholders: aligning our compensation programs with our announced on-average and over-time financial objectives of earnings per share (EPS) growth of 12-15%, revenue growth of at least 8% and return on equity (ROE) of 33-36% (reflecting an increase in 2006 from our previous objective of 28-30%);

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Customers: increasing customer satisfaction, improving customer service and developing new and innovative products, while adding new customers and increasing the amount of business existing customers do with us; and

•	Employees: recruiting and retaining a highly engaged workforce that delivers superior customer service; and identifying and developing diverse, exceptional talent.

2. Competitive pay practices that establish appropriate performance incentives and total direct compensation opportunities, benchmarked against a sample of large companies with a strong brand marketing focus and companies in the payments and financial services industries. If the Company achieves or exceeds the financial ranges and other objectives for our shareholder, customer and employee constituencies, earned compensation would be expected to be in the third or fourth (i.e., top two) quartiles of the marketplace. If the Company achieves or exceeds the upper end of the financial ranges and other objectives for the constituencies, and outperforms our business competitors, earned compensation would be expected to be in the top quartile.

3. An emphasis on long-term incentive compensation, reflecting our commitment to meet or exceed our objectives, including enhancing shareholder value, over the moderate and long term, and to retain a highly talented and experienced senior executive team to lead the Company successfully in a rapidly changing industry and economic environment.

The discussion below elaborates on these elements, illustrates how they have operated in practice in determining the compensation of our NEOs and describes certain of the material compensation processes, policies and practices that we have adopted.

Role of the Compensation and Benefits Committee

The Compensation Committee has overall responsibility for the compensation of our NEOs. The Compensation Committee’s charter, which sets forth its responsibilities and authority, may be accessed by clicking on the “Corporate Governance” link found on our Investor Relations Web site at http://ir.americanexpress.com. (Information from such site is not incorporated by reference into this report.) You may also obtain a paper copy of the Compensation Committee’s charter by writing to our Secretary at the Company’s headquarters. The Compensation Committee met seven times in 2006.

In 2006, the Compensation Committee considered advice and information from Mercer Human Resource Consulting (Mercer) in determining the amount and form of compensation for NEOs. This work included establishing an updated comparison group of companies, providing relevant market data and alternatives to consider for chief executive officer (CEO) compensation and assisting in the preparation of total compensation tally sheets. In addition to those NEO-related work areas, Mercer assisted in a review of change-in-control practices and other matters relating to executive and management compensation, and attended Compensation Committee and related meetings. Mercer also provided advice to the Company on matters relating to broad-based employee U.S. healthcare and benefits programs and related employee communications.

During 2006, the Compensation Committee also considered advice and information from the Towers Perrin consulting firm, which reviewed and recommended modifications to our U.S. retirement savings programs, including our broad-based qualified plans and our nonqualified supplemental retirement plan, which we amended in January 2007 to incorporate our executive deferred compensation program. These plans cover the NEOs as well as other eligible U.S. employees.

The Compensation Committee also considered the advice of Frederic W. Cook & Co., Inc. (Cook), which reviewed aspects of our current compensation program and helped develop the features of the 2007 Incentive Compensation Plan that is being submitted to shareholders for approval in this proxy statement. (See “Item 3— Proposal to Approve the American Express Company 2007 Incentive Compensation Plan” beginning on page 17.)

In January 2007, the Compensation Committee decided to rely primarily on Cook for future advice to the Committee regarding NEO and other specified executive compensation matters. To avoid the appearance of a possible conflict concerning such advice, the Company will not use Cook for other compensation or benefits matters unless directed to do so by the Compensation Committee. The Company expects to continue to use the services of Mercer, Towers Perrin and other consultants, as may be appropriate given their expertise, in connection with compensation and benefits advice other than for CEO compensation.

Except with respect to the CEO, whose performance assessment and compensation are reviewed and determined solely by the Compensation Committee, the Compensation Committee considers input from management in making determinations regarding our executive compensation program and the individual compensation of executive officers and certain other executives. As part of our annual planning process, management develops and recommends employee participation and award guidelines for our key incentive compensation programs and presents them to the Compensation Committee for approval. Based on a performance assessment of the achievement of shareholder, customer and employee goals as well as an assessment of personal leadership, the CEO recommends cash and equity incentive awards for each executive officer. Each year, the CEO presents to the Compensation Committee his goal and leadership ratings for each executive officer, and reviews key strengths, development actions and succession plans with the Compensation Committee and full Board.

After taking into account input from management and its advisors, the Compensation Committee determines what changes, if any, should be made to the executive compensation program for the year, and sets the compensation awards for each NEO. The Compensation Committee annually reviews tally sheets reflecting each NEO’s outstanding compensation awards, as well as projected value and payouts under our retirement, savings and other plans under various scenarios, including retirement, termination of employment and change-in-control of the Company.

Performance Assessments

Our overall management performance assessment processes cover both organizational and individual results each year. Organizational performance provides a basis for setting overall levels of compensation, including available annual incentive award pools. Individual performance provides a basis for differentiating compensation among participants. The Company and the Compensation Committee exercise significant discretion in assessing performance, rather than relying on formulaic designs that may not adequately take into consideration other relevant performance objectives or actual results.

CEO performance objectives are reviewed and approved by the Compensation Committee early each year, after discussions with the Board of Directors. The CEO’s performance assessment is based on Company and individual performance, and is determined by the Compensation Committee with input from the other outside Directors.

For each of the other NEOs, the CEO assigns two equally weighted performance ratings. One is based on the performance ratings of the Company as a whole and of the business units or staff groups for which the NEO is responsible (Goal Rating), and the other is based on the executive’s leadership behaviors in achieving the Goal Rating (Leadership Rating). Goal and Leadership Ratings are also assigned to each management employee below the NEO level in a similar way.

Goal Ratings

We assess organizational and individual performance by reviewing our business results against goals for our three key constituencies, weighted as shown below. These results provide important lagging and leading indicators of our current and future success.

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Shareholders (50% weight). Includes financial results, such as EPS growth, revenue growth, ROE and total shareholder return as compared to that of the S&P Financial Index, as well as reengineering and cost savings. Generally, we measure achievement against our long-term financial objectives or ranges as described above.

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Customers (25% weight). Includes customer survey results, expansion and retention of customer base, development of new and enhanced products and services, and improvements in competitive positioning and share of customers’ spend.

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Employees (25% weight). Includes employee survey results, achievement of world-class targets for employee satisfaction and engagement, the retention and development of talented employees, and diversity.

The weight we give to the last two aspects of performance reflects the importance we place on our commitment to superior customer service and the corresponding need to have top talent in our organization.

We assign an annual overall performance rating for each business unit or staff group and the Company as a whole based primarily on the assessment of the results for these three components. These organizational ratings, as applicable for the NEO’s responsibilities, drive his or her Goal Rating.

Leadership Ratings

We also assess individual performance in the area of leadership, which we believe to be integral to the sustained success of the Company and adherence to the Company’s values listed above. Each NEO’s Leadership

Rating reflects the CEO’s evaluation of his or her performance, which includes feedback from peers and employees, as appropriate, with regard to eight leadership dimensions, such as developing winning strategies, driving innovation and change, and focusing on the customer and client.

Mix of Compensation Components

The mix of salary, annual incentive, restricted stock, letter of intent, stock option and portfolio grant awards that an NEO or other senior executive receives as total direct compensation is recommended each year by the CEO to the Compensation Committee based on job responsibilities, competitive market considerations and performance and talent assessments. As a result, the weighting of each component will likely vary year to year for the executive. Consistent with our performance orientation, we believe most of the weight in the mix should be on the annual and long-term compensation components that are tied to our financial and shareholder objectives, making salary a small percentage of total direct compensation. We also believe in the use of awards that require vesting or future performance to earn value because they encourage a longer term view of the Company as well as the retention of highly talented executives. The compensation mix for the CEO is determined by the Compensation Committee each year, based on generally the same considerations as for the other NEOs.

Market Comparisons

In 2006, the Compensation Committee referred primarily to the 24 companies identified below for purposes of benchmarking the compensation of our NEOs, as recommended by Mercer. The group consists of large, U.S.-based multi-national companies from the S&P 500 Index with a strong brand marketing focus and companies in the payments and financial services industries. The companies in the sample are intended to represent our competitors for business and talent, and have median revenue comparable to our 2005 revenue. The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the market data to ensure that NEO compensation as a whole is appropriately competitive, given our performance. The Compensation Committee also considers the shareholder return performance of these companies compared to our own in determining CEO compensation. The Compensation Committee periodically reviews this list of companies, and in 2006 removed certain financial institutions from the list primarily to reflect the Company’s current business lines after the spin-off of Ameriprise Financial in 2005.

3M	FedEx	Kimberly-Clark

Altria Group	First Data	Morgan Stanley

Anheuser-Busch	General Electric	Pepsico

Bank of America	General Mills	Procter & Gamble

Capital One Financial	IBM	US Bancorp

Citigroup	Johnson & Johnson	Wachovia

Coca-Cola	JP Morgan Chase	Washington Mutual

Colgate-Palmolive	Kellogg	Wells Fargo

Elements of Total Direct Compensation

Base Salary

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Program—As the smallest part of a competitive pay package, the Company provides NEOs and other employees with base salary. The base salary for each NEO reflects his or her position, responsibilities and contributions relative to other executives and applicable market data provided by outside consultants. Salaries are typically reviewed, but not necessarily changed, in January of each year as part of our performance and compensation review process, as well as at other times to recognize a promotion or change in job responsibilities or market positioning.

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2006 Base Salaries—Base salaries for the NEOs in 2006 were not changed from 2005, except for Louise Parent, our Executive Vice President and General Counsel, whose annual salary was increased from $440,000 to $500,000 in January 2006 after a review of competitive market data and individual contributions.

Annual Incentive Awards (AIAs)

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Program—AIAs for NEOs and other executive officers are performance grant awards under our 1998 Plan. AIAs are payable in cash or a combination of cash and equity awards upon the achievement of annual individual, business unit and Company-wide goals, and to reward individual leadership behaviors. Equity awards consist of shares of restricted stock (RSAs) or letters of intent (LOIs). LOIs are promises to deliver shares in the future and are used where it would not be tax-efficient to issue RSAs. (We describe the terms of RSAs and LOIs below.) In recent years, we have generally delivered a portion of an NEO’s earned AIA value in the form of an equity award for retention and future incentive purposes.

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Actions in January 2006—In accordance with IRS Million Dollar Cap requirements, the Compensation Committee established a grid that specified maximum AIA values that would be deductible for each financial performance level. The highest maximum deductible value would be generated by 2006 Company EPS of at least $2.85 and ROE of at least 25%. This “maximum deductible value” approach created a ceiling for the Compensation Committee when it determined in January 2007, in its discretion (i.e., negative discretion), to set actual compensation based on the full range of 2006 performance and compensation considerations discussed below.

In January 2007, the Compensation Committee certified that we achieved the 2006 performance levels that generated the highest maximum deductible AIA compensation levels. In determining actual AIA payouts, the Compensation Committee used its discretion to set award payouts below (i.e., negative discretion) or at the maximum deductible value for each of the NEOs. The AIA awards were paid to the NEOs in January and February 2007 in cash or as a combination of cash and RSAs or LOIs that vest after three years, subject to continuous employment and an average annual ROE of 10% or more during the vesting period. The amounts paid in cash are shown in the Summary Compensation Table found on page 39. The following amounts were paid in the form of RSAs or LOIs for retention and future incentive purposes and are not reported in the 2006 Summary Compensation Table in accordance with SEC rules, but are expected to be expensed over vesting periods and therefore included in such Tables in future years: for Mr. Chenault, $2,999,996; for Mr. Crittenden, $1,849,969; for Mr. Gilligan, $1,799,998; and for Mr. Kelly, $1,999,997. In addition, in recognition of 2006 results and as an incentive for future performance, the Compensation Committee granted to Mr. Chenault an LOI with a grant value of $2,999,996, which will vest after three years, subject to continuous employment and the Company’s achieving a 10% or more average annual ROE over the period. The RSAs and LOIs, which were awarded as payment in recognition of 2006 performance, were structured to provide an additional mechanism for executive retention and to comply with the Million Dollar Cap provisions.

The principal factors that the Compensation Committee considered in assessing our 2006 performance were:

•	Shareholder goals:

We met or exceeded each of our long-term financial objectives (described above). Net revenue growth was 13%; EPS growth from continuing operations, which reflects our spin-off of Ameriprise Financial, Inc. in September 2005, was 18%; and ROE was 34.7%, which was approximately in the middle of our recently raised range for this objective.

Our total shareholder return, which we sometimes refer to as TSR, was 19.1%, compared with 15.8% for the S&P 500 Index, and 19.2% for the S&P Financial Index. Total shareholder return is return due to share price appreciation and dividends, assuming dividend reinvestment.

We generated over $1 billion in reengineering benefits for the sixth consecutive year, which gave us the flexibility to make additional business-building investments and to effectively address various challenges, such as credit conditions in Taiwan and a higher provision for our rewards costs.

We made improvements in our overall control and compliance framework as measured by the internal control and compliance rating assigned to each major business and staff group, the adoption of industry-wide standards for data protection and privacy and the results of internal audits.

•	Customer goals:

We met or exceeded several key metrics in our 2006 operating plan. Worldwide spending on our charge and credit cards (billed business) grew 16%, cards-in-force grew 10%, average cardmember spend growth was 7% and cardmember loans grew 31% on an owned (i.e., GAAP) basis and 17% on a managed basis (i.e., includes owned and securitized loans).

We continued to execute against our U.S. Global Network Services strategy with strong growth in billed business and cards-in-force generated by our U.S. partners.

We continued to effectively support the value proposition behind our premium discount rate notwithstanding continuing competitive and regulatory pressures, which resulted in a decline in the average discount rate for the year of only 0.01%, even as we continued to undertake selected repricing initiatives and volume-related pricing adjustments and the spending mix on our cards continued to shift toward “everyday spend” merchants.

Our performance relative to that of our peers continued to be strong. We grew our share of spending on plastic in the United States and our key international markets, outpacing the growth experienced by the industry. In addition, our loan growth also outpaced that of our peers. We improved “spend velocity,” which is the ratio of spend volumes to loan balances and reflects the efficiency with which we use our capital.

We continued to identify and invest in new and expanded growth opportunities, including corporate middle market and international premium lending.

•	Employee goals:

We saw gains in each of the dimensions measured in our annual employee survey, against already high historical results, including employee development and leader effectiveness dimensions. We continued to perform at or above most external top quartile survey benchmarks. We strengthened our leadership talent and program, and we retained our customer-facing employees and high performing employees at a higher rate than external benchmarks or practices. We also made gains against our goal to be an employer of choice, with recognition in numerous global and local publications.

Long-Term Incentive Awards (LTIAs)

In addition to the AIA performance grant awards issued to executive officers, we also make awards of LTIAs under the 1998 Plan. LTIAs consist of nonqualified stock options (NQSOs), RSAs, LOIs and portfolio grant (PG) awards. PGs are incentive awards valued based on three-year performance, and may be paid in the form of cash, RSAs, LOIs or a combination thereof. The largest component of LTIAs is equity incentive compensation because it creates a strong commonality of interest between our executives and our shareholders – i.e., whether our share price increases or decreases. Equity and stock ownership guidelines align the interests of our executives and shareholders in the short, medium and long term. The NQSO is the primary award type for this alignment of interests, but an RSA or LOI may be more appropriate in payment of compensation that has already been earned or in special retention situations. The focus of NQSOs, RSAs and LOIs on share price appreciation is balanced by PGs that instead focus on our announced financial targets, as well as our relative total shareholder return. In addition, the three-year performance period of PGs emphasizes sustained performance rather than annual performance under the AIA program. Taken together, we believe our LTIAs provide a balanced incentive for executives to achieve the full range of important medium- and longer-term results and to pursue a career with the Company.

The Compensation Committee considers individual performance assessments, executive retention, market data, unvested and outstanding LTIAs and other factors to determine the size and types of LTIAs for each NEO. Although many of our executives (including the NEOs) have developed significant ownership stakes in the Company, we believe new LTIAs increase the alignment of executive and shareholder interests. Executives understand that higher performance may earn larger new LTIA grants, and higher multi-year performance will likely increase the value of their LTIAs and ownership stakes.

To pay competitive total direct compensation, we could use annual cash instead of LTIAs, but we believe that using LTIAs is a more effective way to ensure that the compensation received by executives appropriately reflects multi-year results for shareholders and encourages executives to stay with the Company.

Stock Option Awards

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Program—We make annual grants of 10-year NQSOs, which typically become exercisable in equal annual installments over four years from the date of grant. Vesting and exercise rights cease upon termination of employment except in the case of death, disability or retirement (as defined). Prior to the exercise of an NQSO, the holder has no rights as a shareholder with respect to unexercised NQSO shares. NQSOs deliver value to the executive only when the Company’s share price rises above the exercise price that is set at the full market price of our common stock on the date of grant (see “Our Policy Regarding the Timing of Equity Award Grants” below). An NEO may request the transfer of an NQSO to certain family members or entities, subject to Company approval. However, no NQSOs have been transferred to date.

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January 2006 Actions—In January 2006, the Compensation Committee approved NQSOs for the NEOs, which are reported in the Grants of Plan-Based Awards table on page 42. In accordance with the rules of the SEC, the Option Awards column of the Summary Compensation Table reports for each NEO the total expense recognized by the Company in 2006 for his or her outstanding NQSOs (including the ratable expense for the January 2006 NQSOs) that have not been fully expensed prior to 2006.

Restricted Stock Awards and Letters of Intent

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Program—As indicated above, the Compensation Committee may, in its discretion, grant RSAs and/or LOIs to executive officers as a component of his or her AIA, PG payout or in other circumstances it deems appropriate, including recognition of the executive’s annual or multi-year performance, as an incentive for future performance or for retention purposes. Holders of RSAs are entitled to receive dividends on such shares and vote such shares. LOIs are rights to receive a fixed number of our common shares at a future date, and have generally been entitled to receive dividend equivalents but no voting rights prior to vesting, as determined by the Compensation Committee at grant. For our NEOs, vesting of RSAs and LOIs is subject to continued employment and a minimum ROE for one year or a minimum average annual ROE for two or three years.

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First Quarter 2006 Actions—In January and March 2006, the Compensation Committee granted RSAs and an LOI for 2005 performance (in addition to cash AIA payments) and as an incentive for future performance, which are reported in the Grants of Plan-Based Awards table on page 42. These awards vest after three years or over two years, subject to continued employment and an 8% or more average annual ROE during the vesting period. In addition, in January 2006, the Compensation Committee granted an RSA to Mr. Chenault to recognize his contributions to the Company’s financial and total shareholder return over the 2003-2005 period and as an incentive for future performance. This RSA, which was subject to continued employment and a 2006 ROE of 8% or more, vested in January 2007. In accordance with SEC rules, the Stock Awards column of the Summary Compensation Table reports for each NEO the total 2006 expense recognized by the Company for his or her outstanding RSAs and LOIs (including the ratable expense for January and March 2006 RSA or LOI awards) that have not been fully expensed prior to 2006. The RSAs and LOIs, which were awarded as payment in recognition of 2005 and 2003-2005 performance, were structured to provide an additional mechanism for executive retention and to comply with the Million Dollar Cap provisions.

Portfolio Grant Awards (PGs)

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Program—PG awards are granted annually to executive officers and earn value based on our financial and relative total shareholder return over a three-year period. For PGs awarded in 2006 (and prior years), 60% of the award’s “target value” was valued based on EPS, revenue and ROE results, and 40% was valued based on our total shareholder return relative to that of the S&P Financial Index. The PG’s target value represents a notional amount assigned to each NEO’s PG that is leveraged to generate lower or higher maximum values depending on the level of performance achieved. Comparable to the general “maximum deductible value” and “negative discretion” approach described above for the AIA program to meet Million Dollar Cap tax requirements, PG awards for NEOs are designed to support three-year performance criteria and meet U.S. tax requirements for deductibility of actual payouts below or at the maximum values. Accordingly, at the end of the three- year period, the Compensation Committee certifies the maximum deductible value produced by our financial and total shareholder return results, and then determines the actual payout below (i.e., using negative discretion) or at that maximum deductible value based on its judgment of Company, business unit and individual performance over the performance period. PG payouts are generally subject to continuous employment through the vesting and payment date.

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2004-2006 Actions—At grant in 2004, PG-XV awards for NEOs required the following performance levels to generate a target level of maximum deductible value for the 2004-2006 performance period: average annual EPS of $1.00; average annual revenue of $22 billion; average annual ROE of 11%; and total shareholder return equal to the return of the S&P Financial Index. In January 2007, the Compensation Committee certified the following results for the period and determined the actual payout of PG-XV awards, as described in the Summary Compensation Table: $2.57 average annual EPS (weighted 24%); $25.4 billion average annual revenue (weighted 18%); 34.1% average annual ROE (weighted 18%); and a 15.0% total shareholder return that was 2.3 percentage points better than the S&P Financial Index (weighted 40%). The Compensation Committee used negative discretion to set actual payouts below the maximum deductible values generated by financial results, reflecting the Compensation Committee’s assessment of the Company’s overall financial performance and total shareholder return over the period. The PG-XV awards were paid out in cash in February 2007. In addition, the Compensation Committee granted an RSA with a grant value of $2,069,206 to Mr. Chenault to recognize his contributions to the Company’s financial and total shareholder return results for the 2004-2006 performance period. This RSA will vest after one year subject to his continuous employment and a 2007 ROE of 10% or more. In accordance with SEC rules, the cash portion of the PG-XV payout is reported in the Summary Compensation Table.

In January 2006, the Compensation Committee granted new Portfolio Grant-XVII awards for the NEOs for the 2006-2008 performance period as reported in the Grants of Plan-Based Awards table on page 42. These awards were designed to meet the Million Dollar Cap tax requirements, and generate various levels of maximum deductible values based on the financial criteria shown in the table below. The target level of maximum values is shown under the caption “Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target” in the Grants of Plan-Based Awards table. Actual payout values will be determined by the Compensation Committee in its discretion, subject to the earned deductible values.

	Threshold Deductible Value	Target Deductible Value	Maximum Deductible Value
Average Annual EPS	$0.75	$1.15	$2.85
Average Annual Revenue	$17 billion	$20 billion	$27 billion
Average Annual ROE	8%	13%	28%
Company TSR Relative to S&P Financial Index TSR	Not less than 9 percentage points below	Equal	13 percentage points above

Our Policy Regarding the Timing of Equity Award Grants

Since 2002, the Compensation Committee has made “annual tranche” grants of NQSOs, RSAs and LOIs to executive officers and other employees eligible to receive equity awards at its regularly scheduled meeting on the fourth Monday of each January after the close of the performance year and in conjunction with annual performance assessments and the determination of salary adjustments, annual incentive or bonus awards and PG payouts. (Prior to January 2002, the Compensation Committee made annual tranche grants in February of each year following the close of the performance year.) The January grant date coincided with the date on which the Company had also historically issued financial results for the quarter and full year then most recently ended, which took place in the early afternoon on such day. Although the Compensation Committee made its decisions regarding the number of NQSO, RSA and LOI shares to be awarded to each executive officer prior to the public release of financial results later that day, and the size of such awards to executive officers was based, in part, on the Company’s results for the year most recently ended, the Compensation Committee made its decisions without regard to the effects that the release of the Company’s financial results might have had on its share price. Moreover, the exercise price of the options awarded was not known until after the close of regular trading on the NYSE on the day the Compensation Committee met and the earnings announcement was made, as the exercise price per share for NQSO awards was the average of the high and low trading prices of the Company’s shares on the date of grant.

Given the widespread public attention to equity award granting practices over the past year, the Company determined to review its historical practices. As a result of this review, the Compensation Committee adopted certain modifications to the Company’s equity award policy and practices beginning with the long-term incentive awards granted in January 2007. In this regard, the Compensation Committee granted NQSOs, RSAs and LOIs at a meeting held on January 25, 2007, which was three business days after the public issuance of the Company’s financial results. The Compensation Committee expects that in future years it will continue the practice of holding a meeting three business days after the public issuance of the Company’s annual financial results in order to make annual tranche grants of LTIAs.

In addition to the annual tranche grants of stock options, RSAs and LOIs that are made in January of each year, such equity awards (and PGs) may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Our policy is that only the Compensation Committee may make such “off-cycle” grants to persons subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934 (Section 16 Officers). The Compensation Committee has delegated the authority to the CEO and the Executive Vice President – Human Resources acting jointly, to make off-cycle grants to non-Section 16 Officers, subject to guidelines established by the Compensation Committee. Under our policy, the Compensation Committee and such authorized officers may make off-cycle grants of equity awards (and PGs) only at meetings held on the last business day of February, April, May, July, August, October and November of each year, with the grant date of such awards being the date of the meeting.

In addition to changes in the timing of equity awards, the Compensation Committee modified the methodology used to determine the exercise price of option grants (and the number of shares to deliver dollar RSA or LOI values). The exercise price is now equal to the closing price reported for our stock on the NYSE on the grant date, rather than the average of the high and low prices on the grant date as discussed above. This change was consistent with the new executive compensation disclosure rules adopted by the SEC in 2006.

Stock Ownership Policy

Our stock ownership policy requires approximately 135 senior executives, including the NEOs, to have a substantial ownership stake in Company shares, which we believe helps to foster a focus on long-term growth and further links their interests with those of our shareholders. The policy has these key features:

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Participants are expected to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to 10 times for our CEO. The other NEOs have a target value equal to three or four times their base salary. Ownership includes certain owned shares and shares or share units in Company benefits programs. All NEOs have substantially exceeded their ownership targets, as shown on page 12 (total shares shown minus RSA shares shown).

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If a participant has not yet reached the applicable target ownership requirement, he or she must retain 75% of the net after-tax shares acquired from any stock option exercise or vesting of an RSA or LOI award.

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After achieving their stock ownership targets, NEOs and other selected senior executives must retain for at least one year 50% of the net after-tax shares acquired from any stock option exercise or vesting of an RSA or LOI award.

To further encourage a focus on the long term, we prohibit employees from engaging in hedging and other derivative transactions (other than the exercise of employee stock options) with respect to our stock.

Policy Regarding Recoupment of Incentive Compensation

To protect the shareholders’ interests, we have a policy pursuant to which we will, to the extent practicable, seek to recover performance-based compensation from any executive officer and certain other members of senior management in those circumstances where (i) the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and (iii) a smaller or no payment would have been made to the employee based upon the restated financial results.

Detrimental Conduct

To help protect our competitive position, we have a “detrimental conduct” policy, covering approximately 550 executives (including the NEOs). Each covered executive is required to sign an agreement that requires him or her, among other provisions, to forfeit the proceeds from some or all of his or her compensation received under the 1998 Plan, including RSAs (and dividends paid), NQSOs, LOIs (and dividend equivalents paid), PGs and, in the case of executive officers and certain other senior employees, all of his or her AIAs that were received up to two years prior to employment termination if he or she engages in conduct that is detrimental to the Company following employment termination. Detrimental conduct includes, for example, working for certain competitors, soliciting our customers or employees, or disclosing our confidential information. The detrimental conduct policy is in addition to the obligations arising under our Code of Conduct.

Elements of Post-Employment and Other Compensation

Severance Benefits

We do not have employment contracts or severance agreements with any NEO. We provide severance benefits on uniform terms and conditions under our Senior Executive Severance Policy, which applies to approximately 135 executives including the NEOs. Because we do not use employment agreements, we believe that the Senior Executive Severance Policy helps us remain competitive in the marketplace for executive talent and implement severance arrangements consistently. In addition, we believe that the Policy enables our executives to consider corporate transactions that are in the best interests of the shareholders without undue concern over whether the transactions may jeopardize their own employment and financial situation.

Benefits are available under the Policy in the event of a termination of employment as a result of a reduction in work force, position elimination, office closing, job relocation beyond a certain distance, performance, mutually agreed resignation, or certain terminations within two years following a change-in-control of the Company.

The amount of separation pay for NEOs is two years of annual compensation (base salary and most recent AIA). Separation pay is generally paid in bi-weekly installments, except that payment is made in a lump sum in the event of certain terminations within two years following a change-in-control of the Company, as described below. During the separation pay period, NEOs may continue to be covered under certain of our welfare and benefit plans, and payment of any required employee contribution is deducted from the separation pay in accordance with the employee’s previously elected benefit coverage.

In order to receive benefits under the Senior Executive Severance Policy, an employee must sign an agreement that includes provisions relating to, for example, non-competition, non-solicitation of customers and employees, confidentiality and non-disparagement. The agreement also includes a full release of claims.

Retirement Benefits

NEOs earn retirement benefits under the American Express Incentive Savings Plan (the ISP), the American Express Retirement Plan (the Retirement Plan), the American Express Supplemental Retirement Plan and the Deferred Compensation Programs. Taken together, these programs are intended to provide competitive retirement income that is linked to company performance and longer service. This section describes current program provisions, as well as changes generally effective on or about July 1, 2007.

Incentive Savings Plan

The ISP is a broad-based, U.S. tax-qualified savings plan (commonly referred to as a 401(k) plan) providing for employer and employee contributions. In connection with various modifications to our overall retirement program, the ISP will be renamed the American Express Retirement Savings Plan as of July 1, 2007. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. Participants may also choose to invest a portion of their account balances in a Company stock fund, subject to a 10% cap effective on or about July 1, 2007. The ISP provides for lump sum distributions after termination of service or upon disability. However, loans are also permitted, as are in-service distributions under certain circumstances (such as in the event of a hardship or upon attainment of age 59 1/2). The contributions available under the ISP are described below (along with a description of vesting).

On a before-tax basis, employees, including the NEOs, can contribute up to the lesser of: (i) 80% of “plan compensation”; or (ii) the limit prescribed by the Internal Revenue Service, which for 2006 was $15,000 and for 2007 is $15,500. Participants who are, or will be, age 50 during the year will also be permitted to contribute additional catch-up contributions of up to $5,000 (for the 2006 and 2007 years). After-tax contributions of up to

10% of plan compensation are also allowed, as long as the total of before-tax and after-tax contributions does not exceed 80% of plan compensation. At present, plan compensation is defined as base salary. Effective on or about June 23, 2007, plan compensation generally will be defined as base salary plus, among other items, bonuses. For senior executives the bonus included is limited to up to one times base salary. Plan compensation is subject to limits under the Internal Revenue Code of $220,000 for 2006 or $225,000 for 2007.

At present, the Company generally matches 100% of before-tax employee contributions up to 3% of plan compensation for eligible employees in the regular benefit level (including the NEOs). Effective on or about June 23, 2007, the Company will generally match 100% of before-tax employee contributions up to 5% of plan compensation for eligible employees in the regular benefit level (including the NEOs). All employee and matching contributions to the ISP are currently fully-vested upon contribution. Matching contributions made after June 23, 2007 for most employees hired on or after April 1, 2007 will generally vest on the third anniversary of each eligible employee’s service with the Company or upon retirement on or after age 65, disability or death.

The Company may also contribute an annual discretionary profit-sharing amount for eligible employees (including the NEOs) based on the Company’s performance. The target profit-sharing amount for employees in the regular benefit level (including the NEOs) is 3% of plan compensation. As a result of the Company’s strong performance in 2006, the Board approved a profit-sharing contribution of 3.75% of plan compensation for eligible employees (including the NEOs). For 2007, the range for such annual discretionary profit-sharing contribution is 0-5%. Prior to the 2007 plan year, profit-sharing contributions vested on the fifth anniversary of each eligible employee’s service with the Company or upon retirement on or after age 65, disability or death. Profit-sharing contributions for the 2007 plan year and beyond will vest on the third anniversary of each eligible employee’s service with the Company or upon retirement on or after age 65, upon disability or death. An eligible employee who is employed on July 1, 2007, will generally vest in all past and future profit-sharing contributions on the third anniversary of his or her service with the Company or upon retirement on or after age 65, upon disability or death.

Effective on or about June 23, 2007, for employees who are employed by American Express prior to April 1, 2007, the Company will automatically contribute at the end of each quarter an additional conversion contribution of up to 8% of quarterly plan compensation for eligible employees in the regular benefit level (including the NEOs). The actual percentage of such conversion contributions for individual participants is based on their projected age and service as of December 31, 2008. The amount of the conversion contributions for the NEOs is as follows: Messrs. Chenault and Gilligan and Ms. Parent: 6.0%, and Mr. Kelly: 3.75%. Company conversion contributions will generally vest on the third anniversary of each eligible employee’s service with the Company or upon retirement on or after age 65, upon disability or death.

Effective until about June 23, 2007, the Company automatically contributes 1% of base salary to the American Express Company Stock Fund for each eligible employee (including the NEOs). This contribution is fully vested when made.

Effective on or about June 23, 2007, contributions will be made to the ISP for eligible participants who become disabled while actively employed by the Company.

Retirement Plan

The Retirement Plan is a broad-based, U.S. tax-qualified “cash balance” pension plan. The Retirement Plan is more fully described under “Retirement Plan Benefits” on page 47.

Supplemental Retirement Plan

U.S. tax law limits the amount of benefits that we can provide under our tax-qualified plans. We maintain the Supplemental Retirement Plan (the SRP), which is an unfunded, nonqualified arrangement, intended to provide NEOs and other highly compensated employees with the same benefits that they would have received under the ISP and the Retirement Plan if those limits did not apply and if certain other items of compensation were includable in calculation of benefits under our tax-qualified plans. Generally, participation in the SRP is limited to highly compensated employees who have compensation in excess of tax-qualified plan limitations. Each SRP participant has a Retirement Plan-related account for benefits that cannot be provided under the Retirement Plan and an ISP-related account for benefits that cannot be provided under the Incentive Savings

Plan. SRP Retirement Plan-related account benefits are more fully described under “Retirement Plan Benefits” on page 48, and SRP ISP-related account benefits are more fully described under “Nonqualified Deferred Compensation” on page 49.

Deferred Compensation Programs

As part of planning for retirement or other long-term financial needs, we also provide the NEOs and certain other U.S.-based senior-level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout under deferred compensation programs, subject to an annual deferral maximum of one times base salary. Annual deferred compensation programs are unfunded, nonqualified arrangements, and benefits are subject to continuous employment, ROE performance and other requirements and limits, which are more fully described under “Nonqualified Deferred Compensation” beginning on page 49.

Change-in-Control Policies

We have adopted change-in-control (CIC) policies that are designed to help us attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potential disruptive impact of an actual or potential CIC of the Company. In addition, the CIC policies ensure that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. Certain of the provisions under these policies result from a CIC in and of itself (“single trigger” provisions), while other provisions under these policies result from both a CIC and a subsequent termination of the employment of the NEO (“double trigger” provisions).

Under our plans and policies, a CIC generally means any of the following occurs:

(1) any individual, entity or group acquires 25% or more of our outstanding common shares or otherwise acquires 25% or more of the combined voting power of the outstanding securities entitled to vote in the election of directors, subject, in each case, to certain exceptions;

(2) a majority of our directors are replaced in specific circumstances;

(3) a merger, reorganization, consolidation or other similar transaction (each a Business Combination) involving our company is consummated other than (a) a Business Combination that would result in the voting securities of the Company outstanding immediately prior to the Business Combination continuing to represent at least 50% of the voting power of the securities of the Company outstanding immediately after such Business Combination, (b) a Business Combination in which no person is or becomes the beneficial owner of securities of the company representing 25% or more of the combined voting power of the Company’s then-outstanding securities or (c) a Business Combination that results in a majority of the Company’s Board of Directors retaining their director positions after such Business Combination;

(4) a sale of all or substantially all of the assets of the Company (subject to certain exceptions similar to those described in (3) above); or

(5) a shareholder-approved liquidation or dissolution of the Company.

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Single Trigger Change-in-Control Consequences. The occurrence of a CIC has the following consequences, which are designed to ensure that our NEOs (and other participants) are not deprived of the benefits that they earned and reasonably should expect to receive if there were no CIC.

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We are required to contribute assets to a trust to provide for the payment of benefits under our Supplemental Retirement Plan (and effective January 22, 2007, for the payment of benefits under our U.S. deferred compensation programs that were not earned and vested as of December 31, 2004 as well).

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We credit two years of interest to the accounts of participants on amounts under our U.S. deferred compensation programs based on the rate in effect for the preceding year, and pay out participants’ account balances in these programs (effective January 22, 2007, this treatment only applies to amounts that were earned and vested as of December 31, 2004).

–	We immediately vest outstanding unvested stock options, RSAs and LOIs.

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Double Trigger Change-in-Control Consequences. Upon any termination of the employment of an NEO within two years following a CIC, stock options generally will remain exercisable for at least 90 days after the termination date.

Set forth below are the consequences if there is a “covered termination” of the employment of an NEO within two years following a CIC. A covered termination is an involuntary actual or constructive termination of employment. An NEO or other participant would be deemed to have a constructive termination of employment if we reduce base salary or position, materially reduce the total value of annual incentive and long-term incentive award opportunities, relocate the NEO’s workplace beyond a certain distance or assign the employee duties materially inconsistent with prior duties.

–	We will pay an AIA for the pre-termination portion of the year in which termination occurs, based upon the average of the employee’s preceding two AIA awards prior to the CIC.

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We will immediately vest and pay out PG awards on a pro rata basis, based on performance through the date of termination (but effective January 22, 2007, the pro rata portion will be determined based on the average payout percentage of the employee’s two preceding PG award payouts).

–	We will pay the separation pay benefits under our Senior Executive Severance Policy in a lump sum instead of in installments.

–	U.S. health insurance benefits will continue for up to two years, generally on the same basis as prior to the termination of employment.

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We will transfer certain split dollar insurance policies, providing life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million, to certain of the NEOs and senior executives.

–	We will provide a credit for up to two years in determining additional benefit accrual and vesting under certain of our retirement programs (only for terminations occurring before July 1, 2007).

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Change-in-Control Excise Tax Gross-Up. Upon a CIC and any termination of the employment of an NEO or senior executive within two years following a CIC, we will provide a tax gross-up payment to him or her to help offset liability for any individual excise tax under U.S. parachute payment rules.

Perquisites

We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions, and for security and competitive reasons. We have adopted a policy that identifies the comprehensive list of perquisites and other personal benefits available to our executive officers (including the NEOs). Other than as specifically identified in the policy, executive officers of the Company are not entitled to any other perquisite or personal benefit except as may be otherwise approved by the Chair of the Compensation Committee.

The approved perquisites and personal benefits include, in the case of one NEO assigned overseas (Mr. Gilligan), certain housing and living expenses and tax reimbursements that arise from the assignment. These amounts are a significant component of the total compensation reported in the Summary Compensation Table. Mr. Gilligan receives the majority of such benefits under our international assignment policy, which is applicable to all employees serving on international assignment and is designed to minimize any financial detriment or gain to the employee from the assignment. The value of the perquisites and benefits received by Mr. Gilligan under this policy reflect, among other things, his job level in the Company and the location of his international assignment (London).

We have also adopted a security policy that requires Mr. Chenault to use Company-owned aircraft and automobiles for business and personal travel. The incremental cost of his use of our aircraft and automobiles for personal travel, as well as other security measures, are included as perquisites in the Summary Compensation Table below. We also provide a local transportation allowance to our NEOs other than Ms. Parent, and a cash allowance to all NEOs in lieu of other competitive perquisites.

Death, Disability and Retirement

Upon the death or disability of an NEO (or other participant), unvested NQSOs, RSAs and LOIs fully vest, and the NQSOs remain outstanding and exercisable for up to five years, subject to the original expiration date. In addition, each outstanding PG award vests and pays out pro rata based on service, and if the NEO is at least 60 years old and has been employed by us for ten or more years (including actual and deemed service), all or a portion of the balance of the PG award vests and is paid.

NEOs (and other participants) who are between 55 and 59 years old and who are credited with 10 or more years of employment service with us (including actual and deemed service) are eligible to retire. For these retirement-eligible NEOs, upon employment termination, unvested RSAs and LOIs that have been outstanding for more than two years will fully or partially vest, PG awards that have been outstanding for more than one year will vest pro rata, and 50% of unvested stock option shares granted in or after January 2005 that have been outstanding more than one year will vest according to the original vesting schedule. If the NEO is at least 60 years old with ten or more years of service (including actual and deemed service), an additional portion of his or her unvested NQSOs, RSAs, LOIs and PG awards that would otherwise be forfeited will also vest immediately or according to the original vesting schedule. Retired NEOs may exercise available NQSOs through the end of the original term of the options.

IRS Million Dollar Cap

U.S. tax law limits the annual tax deduction on compensation we pay to the NEOs to $1,000,000 unless the compensation is “performance-based” (as determined under the Code and related regulations). In general, compensation is performance-based only if payment is contingent upon attainment of pre-established objective performance goals that are set by the Compensation Committee. The Compensation Committee may use its discretion to set actual compensation of our executive officers below the maximum deductible amount calculated by application of the objective performance criteria. It is our general policy to structure compensation programs that allow us to fully deduct the compensation, and we have taken steps to qualify compensation under the 1998 Plan (and the proposed 2007 Incentive Compensation Plan) for full deductibility as performance-based compensation. The Compensation Committee may make payments that are not fully deductible to ensure competitive levels of total compensation for our executive officers or, in its judgment, may make payments that are otherwise necessary or appropriate to achieve our compensation objectives. We expect to be entitled to deduct all 2006 AIA and LTIA compensation, except for awards granted before an executive officer became an NEO.

Recent Changes in the Executive Compensation Program

In January 2007, in connection with the grant of PG 2007-2009 awards to executive officers for the 2007-2009 performance period, the Compensation Committee modified the weightings assigned to the four performance components that are used to determine the value of the PG award, as well as the index against which total shareholder return is measured. For PG 2007-2009 awards and expected subsequent PGs, each of the four components will drive the value of 25% of the award’s notional target value. In addition, our total shareholder return will be compared with that of the S&P 500 Index, not the S&P Financial Index as in the past. The Compensation Committee made these changes in order to simplify the program and increase the focus on financial performance. The Compensation Committee changed the total shareholder return index to reflect changes in the Company’s business lines after the spin-off of Ameriprise Financial, Inc. in 2005.

In addition to the changes to the PG program, the Compensation Committee adopted changes to our retirement plans and deferred compensation programs, which are discussed on pages 47-51.

Summary of Recent Actions Regarding CEO Compensation

The following is a summary of certain actions recently undertaken by the Compensation Committee with respect to the compensation of the Company’s CEO (some of which are discussed elsewhere in this Compensation Discussion and Analysis and this proxy statement).

In January 2007, among other actions, the Compensation Committee granted the compensation shown in the table below to Mr. Chenault to recognize 2006 performance and provide incentives for future performance.

	Annual Incentive		Long-Term Incentive
Salary	Cash	Letter of Intent Shares (1)	Portfolio Grant 2007-2009 (target value before performance leverage) (2)	Nonqualified Stock Option Shares (3)
$1,250,000	$6,000,000	51,930	$2,500,000	625,000
($150,000 increase)		51,930

(1)	These two LOIs were awarded as payment in recognition of 2006 performance, and will vest after three years of continuous employment, subject to achievement of a 10% or more average annual ROE for the period. Each has a grant value of $2,999,996 at $57.77 per share, the closing price on the January 2007 grant date, and is designed to meet the tax deductibility requirements of the Million Dollar Cap.

(2)	PG 2007-2009 will be valued based on the Company’s 2007-09 average annual EPS, average annual revenue, average annual ROE and 3-year total shareholder return relative to the S&P 500 Index, each weighted 25%. The target value shown represents a notional amount that is leveraged by the results on those measures to generate lower or higher deductible values. The award is designed to meet the tax deductibility requirements of the Million Dollar Cap, with potential deductible amounts ranging from zero to $12,031,250. The Compensation Committee will determine the actual payout value based on its assessment of three-year performance, subject to the calculated maximum deductible value. The PG 2007-2009 will vest and become payable in February 2010, subject to Mr. Chenault’s continuous employment and the achievement of the performance measures.

(3)	This nonqualified stock option becomes cumulatively exercisable in four equal annual installments, starting with the first anniversary of the January 2007 grant date. It has a 10-year term and an exercise price of $57.77. The number of stock option shares granted was increased compared with the option award granted a year ago to put a greater emphasis on stock price performance. As part of that shift, the Compensation Committee decreased the size of the PG 2007-2009 award compared with that of the PG award granted a year ago.

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Richard A. McGinn

Edward D. Miller

Frank P. Popoff

Robert D. Walter

Summary Compensation Table

The following table summarizes the compensation of our named executive officers (NEOs) for the fiscal year ended December 31, 2006. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as determined by their total compensation in the table below (excluding the amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in accordance with SEC rules).

	Summary Compensation Table(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
K.I. Chenault	2006	$1,100,000	$6,000,000	$5,131,099	$12,527,610	$500,000	$2,745,040	$1,133,265	$29,137,014
Chairman and Chief Executive Officer
G.L. Crittenden (7)	2006	$575,000	$1,850,000	$1,187,824	$2,026,352	$1,218,900	$571,007	$242,463	$7,671,546
Former Executive Vice President and Chief Financial Officer; Head Global Network Services
E.P. Gilligan	2006	$575,000	$1,800,000	$846,709	$1,933,104	$1,183,050	$379,415	$3,629,250	$10,346,528
Group President, American Express International and Global Corporate Services
A.F. Kelly, Jr.	2006	$575,000	$2,000,000	$1,049,907	$1,985,640	$1,218,900	$439,783	$235,739	$7,504,969
Group President, Consumer, Small Business and Merchant Services
L.M. Parent	2006	$495,385	$1,400,000	$374,984	$2,103,271	$956,000	$592,184	$104,911	$6,026,735
Executive Vice President and General Counsel

(1)	Amounts shown are not reduced to reflect the NEO’s elections, if any, to defer receipt of salary, bonus or non-equity incentive plan compensation under our Pay-for-Performance Deferral Programs.

(2)	The amounts in this column reflect cash payments made for annual performance under our 1998 Plan, as amended. The column excludes non-cash awards (i.e., RSAs or LOIs) granted to certain named executives in January 2007 in respect of 2006 performance. The grant date values of the RSAs and LOIs awarded to Messrs. Chenault, Crittenden, Gilligan and Kelly in addition to the amounts in this column were, respectively, $5,999,992, $1,849,969, $1,799,998 and $1,999,997.

(3)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006, in accordance with SFAS 123(R), for the fair value of RSA, LOI or NQSO awards, as the case may be, granted pursuant to the 1998 Plan. Accordingly, these figures include amounts from awards granted in and prior to 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount expensed for NQSOs, RSAs and LOIs granted in 2006 to the NEOs was as follows: for Mr. Chenault $7,389,358; for Mr. Crittenden $1,347,135; for Mr. Gilligan $986,829; for Mr. Kelly $1,008,820; and for Ms. Parent $1,411,734. The assumptions used in the calculation of these amounts for 2006 are included in Note 15 to our audited consolidated financial statements for the year ended December 31, 2006, which are included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007, and the assumptions for awards granted prior to 2006 in the corresponding footnote to our audited consolidated financial statements for prior years. See the Grants of Plan-Based Awards table on page 42 for information on awards made in 2006. The amounts shown in these columns reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs.

(4)	The amounts in this column reflect the cash payment made to the named executive in respect of PG-XV awards granted in 2004 (covering the 2004-2006 performance period), and earned at the end of 2006, which vested and were paid in February 2007. For Mr. Chenault, the amount shown excludes that portion of his PG-XV payout which was paid in the form of an RSA granted in January 2007 with a grant date value of $2,069,206.

(5)	The amounts in this column reflect (a) the actuarial increase in the present value of the named executive’s benefits under all defined benefit pension plans established by the Company and (b) the above-market portion of earnings on compensation deferred by the NEO under our nonqualified deferred compensation programs. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of this table, the market rate on deferred compensation for 2006 was 5.76%, which is 120% of the federal long-term rate for December 2005, the time when the formulas for 2006 earnings on our deferred compensation programs were established. The amounts attributed to items (a) and (b) are set forth below.

Name	Change in Pension Value	Above- Market Earnings on Deferred Compensation
K.I. Chenault	$1,109,414	$1,635,626
G.L. Crittenden	$174,132	$396,875
E.P. Gilligan	$230,450	$148,965
A.F. Kelly, Jr.	$246,167	$193,616
L.M. Parent	$204,182	$388,002

(6)	See All Other Compensation table below for additional information.

(7)	Mr. Crittenden resigned from the Company effective February 23, 2007.

All Other Compensation Table

The table below shows the components of the amounts included for each NEO under the All Other Compensation column in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Payments/ Reimbursements ($)		Company Contributions to Defined Contribution Plans ($) (2)	Executive Life Insurance ($) (3)	Dividends and Dividend Equivalents ($) (4)	Total ($)
K.I. Chenault	$783,428	$117,336		$85,250	$2,436	$144,815	$1,133,265
G.L. Crittenden	$138,335	$24,975		$44,563	$2,100	$32,490	$242,463
E.P. Gilligan	$1,213,650	$2,338,985	(5)	$44,563	$1,395	$30,657	$3,629,250
A.F. Kelly, Jr.	$99,968	$45,430		$44,563	$1,475	$44,304	$235,739
L.M. Parent	$55,259	$2,890		$38,392	$2,766	$5,604	$104,911

(1)	See the Perquisites and Other Personal Benefits table below for additional information regarding the components of this column.

(2)	This column reports Company contributions to the NEO’s accounts under the Company’s ISP and to the ISP-related account under the Company’s SRP. See pages 33-34 for a further description of the Company’s ISP and pages 49-50 for a further description of the ISP-related account under the Company’s SRP.

(3)	This column reports imputed income to the NEOs under the Company’s executive life insurance program.

(4)	This column reports dividends and dividend equivalents paid in respect of RSAs and LOIs, respectively, awarded to the NEOs under the Company’s 1998 Plan.

(5)	For Mr. Gilligan, the amount shown includes tax equalization payments and tax reimbursements in connection with his international assignment. These payments and reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation.

Perquisites and Other Personal Benefits

Name	Local Travel Benefit ($)		Personal Use of Company Aircraft ($)(2)	Cash Flex Dollars ($)	Home Security System ($)	Security During Personal Trips ($)	International Assignment ($)(3)	Filing Fee Reimbursement ($)(4)	Other Benefits ($)(5)	Total ($)
K.I. Chenault	$132,019	(1)	$405,375	$35,000	$60,716	$69,187	n/a	$45,000	$36,131	$783,428
G.L. Crittenden	$30,000		$36,275	$35,000	$2,728	n/a	n/a	n/a	$34,332	$138,335
E.P. Gilligan	$30,000		$0	$35,000	$1,173	n/a	$1,142,667	n/a	$4,810	$1,213,650
A.F. Kelly, Jr.	$30,000		$23,838	$35,000	$5,270	n/a	n/a	n/a	$5,860	$99,968
L.M. Parent	n/a		$0	$35,000	$12,301	n/a	n/a	n/a	$7,958	$55,259

(1)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel. We have included costs relating to required personal use of Company-owned automobiles in this column.

(2)	The Company’s security policy adopted by the Audit Committee of the Board requires our Chief Executive Officer to use Company-owned aircraft and automobiles for personal as well as business travel.

The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes fuel costs, trip-related maintenance, the cost of trip-related crew hotels and meals, maintenance costs, landing and ground handling fees, in-flight catering and telephone usage and other variable costs. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs, costs of maintenance not related to trips and service contracts).

(3)	The amount shown includes expatriate benefits and allowances for housing and utilities, goods and services differential, school tuition costs, home leave allowance, automobile and certain other costs in connection with his expatriate assignment. Mr. Gilligan, who is on expatriate assignment in London, receives the majority of such benefits and allowances under the Company’s international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment.

(4)	This column reflects our reimbursement of the fee paid by Mr. Chenault in connection with a governmental filing required to be made as a result of his being an executive officer and the level of his equity holdings in the Company.

(5)	This column reports the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the NEO. These other benefits consist of amounts for group life insurance premiums, premiums for Director’s Charitable Award Program life insurance (for Mr. Chenault only), office parking, the above-market portion of earnings of deferred compensation payouts, incidental business gifts, payment of certain meals and snacks from the Company’s dining facilities and reimbursement for the out-of-pocket portion of fees for certain routine medical examinations.

In addition to the perquisites and other benefits described in the table and footnotes above, our NEOs also receive occasional secretarial support with respect to personal matters and may, on occasion, use the Company’s tickets for sporting and entertainment events for personal rather than business purposes. We incur no incremental cost for the provision of such additional benefits.

Grants of Plan-Based Awards

The following table provides information on stock options, restricted stock awards and letters of intent granted to each of our NEOs in 2006 under the 1998 Plan. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized by the NEOs.

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
K.I. Chenault	PG-XVII		$1,092,100	$5,297,500	$18,541,250	n/a	n/a	n/a			n/a
	LOI	3/17/2006					62,236				$3,401,197
	RSA	1/23/2006					57,842				$2,975,392
	RSA	1/23/2006					36,055				$1,854,669
	NQSO	1/23/2006							425,000	$51.865	$5,423,000

G.L. Crittenden	PG-XVII		$201,000	$975,000	$3,412,500	n/a	n/a	n/a			n/a
	RSA	1/23/2006					28,554				$1,468,818
	RSA	1/23/2006					9,640				$495,882
	NQSO	1/23/2006							150,000	$51.865	$1,914,000

E.P. Gilligan	PG-XVII		$201,000	$975,000	$3,412,500	n/a	n/a	n/a			n/a
	RSA	1/23/2006					29,403				$1,512,490
	NQSO	1/23/2006							150,000	$51.865	$1,914,000

A.F. Kelly, Jr.	PG-XVII		$201,000	$975,000	$3,412,500	n/a	n/a	n/a			n/a
	RSA	1/23/2006					30,675				$1,577,922
	NQSO	1/23/2006							150,000	$51.865	$1,914,000

L.M. Parent	PG-XVII		$120,600	$585,000	$2,047,500	n/a	n/a	n/a			n/a
	RSA	1/23/2006					9,640				$495,882
	NQSO	1/23/2006							130,000	$51.865	$1,658,800

(1)	PG Awards. PG awards link compensation to our financial performance and relative total shareholder return over a three-year period which, in the case of PG-XVII is 2006–2008. The value of a PG award is based on four performance components: our performance in regard to each of average annual EPS, average annual revenue, average annual ROE and total shareholder return as compared to an S&P index, in each case over the relevant three-year performance period of the award, with the potential award payout determined by reference to a table of possible performance and earned payout levels. For PG-XVII, the EPS, revenue and ROE components accounted for a total of 60% of the award’s “target value” and the total shareholder return component (as measured against the total shareholder return of the S&P Financials Index) accounted for 40% of the target value of the award. The actual payout could be higher or lower than the notional target value based on actual financial performance and total shareholder return.

To receive his or her payout under a PG award, an executive officer generally must be employed by the Company through the vesting and payment date of the award, which has historically occurred in the January or February following the completion of the performance period (in the case of PG-XVII, January or February 2009).

Restricted Stock Awards and Letters of Intent. Each of the NEOs was granted RSAs or LOIs in 2006.

For Mr. Chenault: RSAs for 57,842 shares (granted to recognize performance for 2005 and as an incentive for future performance) vest after three years subject to the achievement of average annual ROE of 8% or more during the vesting period, and 36,055 shares (granted to recognize performance over the 2003-2005 period and as an incentive for future performance) vested in January 2007. The LOI (awarded to recognize performance for 2005 and as an incentive for future performance) vests after three years subject to the achievement of average annual ROE of 8% or more during the vesting period.

For Mr. Crittenden: RSAs for 28,554 shares (granted to recognize 2005 performance and as an incentive for future performance) were to vest three years from grant date subject to the achievement of average annual ROE of 8% or more during the vesting period, and 9,640 shares (granted to recognize 2005 performance and as an incentive for future performance) vested 50% on January 23, 2007 and were to vest 50% on January 22, 2008, subject to the Company’s achieving an average annual ROE of 8% or more for the 2006-2007 period. The unvested awards were canceled effective February 23, 2007 upon his resignation.

For Messrs. Gilligan and Kelly: All RSAs (granted for 2005 performance and as an incentive for future performance) vest three years from grant date subject to the achievement of average annual ROE of 8% or more during the vesting period.

For Ms. Parent: RSAs for 9,640 shares (granted to recognize 2005 performance and as an incentive for future performance) vested 50% on January 23, 2007 and will vest 50% on January 22, 2008, subject to the Company’s achieving an average annual ROE of 8% or more for the 2006-2007 period.

The vesting of each of the above awards is also subject in each case to the NEO’s continuous employment with the Company. We pay cash dividends on the RSAs and make dividend equivalent payments on the LOIs, in each case in the same amount that we pay cash dividends on our common shares.

Stock Options. We granted the NQSOs as part of our annual long-term incentive award program. The NQSOs have a ten-year term. Holders may exercise up to 25% of their NQSOs after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. Prior to the exercise of an NQSO, the holder has no rights as a shareholder with respect to the shares subject to such NQSO. All outstanding NQSOs may also become exercisable upon death, disability termination, retirement or a CIC of the Company as we describe on pages 51-57.

(2)	The amounts shown under these columns represent potential payouts to the NEOs under PG-XVII. The “threshold” payout represents the maximum amount that may be paid assuming the achievement of the minimum levels of performance at which a payout may first be made. The “target” payout represents the maximum amount that may be paid assuming a level of performance that would yield payouts of 150% of the target value for each of the EPS, revenue and ROE components and 100% of the target value for the total shareholder return component. The “maximum” payout represents the maximum amount that may be paid assuming the achievement of the maximum level of performance under the award provisions.

(3)	The exercise price of the NQSOs shown in this column reflects the average of the high and low trading prices of a share of our common stock as reported on the NYSE on the date of grant. The closing price per share of our common stock on the grant date was $51.44. You can read more about our equity award grant practices, including certain changes made thereto beginning in January 2007, in the “Compensation Discussion and Analysis” on pages 24-38.

(4)	Restricted Stock Awards and Letters of Intent. We value RSAs and LOIs in this column based on the closing price of the Company’s common shares on the NYSE on the grant date.

Stock Options. These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions listed below and Black-Scholes values are consistent with the assumptions that we used to report stock option valuations and expense in our 2006 Annual Report on Form 10-K.

Assumptions for Valuing January 2006 Grants:

•	The exercise price is the same as our share price on the grant date.

•	A 4.6 year life for each option. Based on our recent experience, this is the average amount of time that passes before holders of our options exercise them.

•	Expected dividend yield of 0.9%. This reflects the yield on the grant date.

•	Expected stock price volatility of 23%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 55 months prior to the grant date.

•

A risk-free rate of return of 4.3%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table shows the number of shares covered by exercisable and unexercisable NQSOs and unvested RSAs and LOIs granted under the 1998 Plan, held by our NEOs on December 31, 2006. Mr. Crittenden’s outstanding awards were canceled effective upon his resignation on February 23, 2007.

Outstanding Equity Awards at Fiscal Year-End 2006
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
K. I. Chenault			425,000	(1)	$51.87	1/22/2016	3,305	(b)	$200,514	62,236	(d)	$3,775,858
	111,384	(2)	334,153		$45.77	1/23/2015				57,842	(e)	$3,509,274
	277,604	(3)	277,604		$43.98	1/25/2014				36,055	(f)	$2,187,457
	416,406	(4)	138,802		$29.24	1/26/2013				16,386	(g)	$994,139
	616,897	(5)			$31.94	1/27/2012				14,748	(g)	$894,761
	152,320	(6)	76,161		$38.92	2/25/2011				3,328	(h)	$201,910
	571,201	(7)			$38.92	2/25/2011				77,684	(i)	$4,713,088
	462,673	(8)			$38.22	2/27/2010
	1,370,883	(9)			$36.02	3/21/2009
	357,838	(10)			$47.29	2/21/2009
	202,423	(11)			$31.85	2/22/2008
	198,805	(12)			$32.84	2/22/2008
	367,938	(13)			$34.79	2/23/2007
G. L. Crittenden			150,000	(1)	$51.87	1/22/2016	1,706	(b)	$103,503	28,554	(e)	$1,732,371
	41,412	(2)	124,236		$45.77	1/23/2015				9,640	(j)	$584,859
	97,675	(3)	97,676		$43.98	1/25/2014				7,374	(g)	$447,381
			48,838	(4)	$29.24	1/26/2013				16,736	(i)	$1,015,373
	5,000	(5)			$31.94	1/27/2012
	205,632	(7)			$38.92	2/25/2011
	102,816	(14)			$47.22	5/31/2010
	102,816	(15)			$47.22	5/31/2010
E. P. Gilligan			150,000	(1)	$51.87	1/22/2016	1,667	(b)	$101,137	29,403	(e)	$1,783,880
	41,412	(2)	124,236		$45.77	1/23/2015				7,374	(g)	$447,381
	97,675	(3)	97,676		$43.98	1/25/2014				19,592	(i)	$1,188,647
	7,711	(16)	2,571		$39.88	7/27/2013
	138,801	(4)	46,268		$29.24	1/26/2013
	205,632	(5)			$31.94	1/27/2012
	205,632	(7)			$38.92	2/25/2011
	34,272	(17)			$50.74	7/23/2010
	72,777	(18)			$47.97	9/27/2008
A. F. Kelly, Jr.			150,000	(1)	$51.87	1/22/2016	2,084	(b)	$126,436	30,675	(e)	$1,861,052
	41,412	(2)	124,236		$45.77	1/23/2015				9,423	(g)	$571,693
	102,816	(3)	102,816		$43.98	1/25/2014				37,243	(i)	$2,259,533
	154,224	(4)	51,408		$29.24	1/26/2013
	228,481	(5)			$31.94	1/27/2012
	103,481	(7)			$38.92	2/25/2011
	22,848	(17)			$50.74	7/23/2010
	81,333	(19)			$47.71	2/21/2009
	23,563	(20)			$43.40	10/25/2008
	2,086	(20)			$43.40	10/25/2008
	11,217	(19)			$47.71	10/25/2008
	23,939	(20)			$43.40	2/22/2008
	2,311	(19)			$47.71	2/22/2008
L. M. Parent			130,000	(1)	$51.87	1/22/2016	1,327	(b)	$80,509	9,640	(j)	$584,859
	35,700	(2)	107,100		$45.77	1/23/2015	1,029	(c)	$62,429
	85,109	(3)	85,109		$43.98	1/25/2014
	127,663	(4)	42,555		$29.24	1/26/2013
	188,496	(5)			$31.94	1/27/2012
	188,496	(7)			$38.92	2/25/2011
	131,433	(21)			$47.97	2/23/2007

Notes relating to Option Awards

(1)	These NQSOs were granted on January 23, 2006 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(2)	These NQSOs were granted on January 24, 2005 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(3)	These NQSOs were granted on January 26, 2004 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(4)	These NQSOs were granted on January 27, 2003 and vested 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(5)	These NQSOs were granted on January 28, 2002 and vested 33 1/3% (subject to rounding) on the first, second and third anniversaries of the grant date.

(6)	These NQSOs were granted on February 26, 2001 and vested 33 1/3% (subject to rounding) on the fourth, fifth and sixth anniversaries of the grant date.

(7)	These NQSOs were granted on February 26, 2001 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(8)	These NQSOs were granted on February 28, 2000 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(9)	These NQSOs were granted on March 22, 1999 and vested on or after the sixth anniversary of their grant date, subject to the Company’s shares trading at or above $54.026 for ten consecutive days (which condition was satisfied in 2006).

(10)	These NQSOs were granted on February 25, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(11)	These NQSOs were granted on March 20, 2003 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(12)	These NQSOs were granted on May 1, 2003 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(13)	These NQSOs were granted on March 7, 2002 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(14)	These NQSOs were granted on June 1, 2000 and vested 33 1/3% (subject to rounding) on the fourth, fifth and sixth anniversaries of the grant date.

(15)	These NQSOs were granted on June 1, 2000 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(16)	These NQSOs were granted on July 28, 2003 and vest 25% (subject to rounding) on the first, second, third and fourth anniversaries of the grant date.

(17)	These NQSOs were granted on July 24, 2000 and vested 33 1/3% (subject to rounding) on the second, third and fourth anniversaries of the grant date.

(18)	These NQSOs were granted on November 8, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(19)	These NQSOs were granted on November 4, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(20)	These NQSOs were granted on April 15, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

(21)	These NQSOs were granted on November 8, 2004 pursuant to a reload feature under the 1998 Plan and vested six months after the grant date. The Company eliminated the reload feature for outstanding NQSOs effective January 1, 2005.

Notes relating to Stock Awards

(a)	The market value of the stock awards is based on the closing price per share of our stock as of December 29, 2006, which was $60.67.

(b)	These RSAs were granted January 26, 2004 and vested on January 25, 2007.

(c)	These RSAs were granted January 27, 2003 and vested on January 27, 2007.

(d)	This LOI was granted on March 17, 2006 and vests on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(e)	These RSAs were granted on January 23, 2006 and vest on the third anniversary of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

(f)	These RSAs were granted on January 23, 2006 and vested after one year upon the achievement of annual ROE of 8% or more over the vesting period.

(g)	These RSAs were granted on January 24, 2005 and vest 25% on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment and the achievement of average annual ROE of 5% or more over the vesting period.

(h)

These RSAs were granted on January 26, 2004 and vested 33 1/3% on the first, second and third anniversaries of the grant date, after continuous employment and upon the achievement of average annual ROE of 5% or more over the vesting period.

(i)	These RSAs were granted on January 27, 2003 and vested 50% on the third and fourth anniversaries of the grant date, subject to continuous employment and the achievement of average annual ROE of 5% or more over the vesting period.

(j)	These RSAs were granted on January 23, 2006 and vests 50% on the first and second anniversaries of the grant date, subject to continuous employment and the achievement of average annual ROE of 8% or more over the vesting period.

Option Exercises and Stock Vested in 2006

The following table contains information about exercises of NQSOs by the NEOs and shares acquired by the NEOs upon the vesting of RSAs, in each case during 2006.

Option Exercises and Stock Vested in 2006
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
K.I. Chenault	222,971	$3,354,599	140,795	$7,450,471
G.L. Crittenden	347,145	$7,661,276	20,900	$1,111,170
E.P. Gilligan	274,767	$5,850,041	23,717	$1,261,248
A.F. Kelly, Jr.	464,864	$9,126,324	42,466	$2,259,472
L.M. Parent	376,992	$6,882,743	2,354	$ 125,330

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of our common stock at the time of exercise.

(2)	Amounts reflect the market value of our common stock on the day on which the RSAs vested.

Retirement Plan Benefits

The table below shows the present value of accumulated benefits payable to each of the NEOs and the years of service credited to each such NEO, under each of the American Express Retirement Plan and the American Express Supplemental Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Pension Benefits 2006
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
K.I. Chenault	Retirement Plan		$378,022	$0
	SRP (Retirement Plan-Related Account)	25	$4,005,443	$0

	Total		$4,383,465	$0

G.L. Crittenden	Retirement Plan		$52,433	$0
	SRP (Retirement Plan-Related Account)	6	$393,416	$0

	Total		$445,849	$0

E.P. Gilligan	Retirement Plan		$221,370	$0
	SRP (Retirement Plan-Related Account)	26	$763,238	$0

	Total		$984,608	$0

A.F. Kelly, Jr.	Retirement Plan		$157,859	$0
	SRP (Retirement Plan-Related Account)	19	$776,107	$0

	Total		$933,966	$0

L.M. Parent	Retirement Plan		$416,510	$0
	SRP (Retirement Plan-Related Account)	29	$1,175,009	$0

	Total		$1,591,519	$0

(1)	Present Value of Accumulated Benefits (PVAB) was determined using the same measurement date (9/30/2006) and assumptions as used for financial reporting purposes:

•	Discount rate equal to 5.75%

•	RP 2000 White Collar Mortality Table projected to 2015

•	Retirement age is assumed to be the normal retirement age as defined in the plan (age 65)

•	Form of payment is the value of the cash balance account payable as a lump sum distribution upon retirement

•	PVAB includes the value of the MetLife benefit described below, if applicable

Retirement Plan. The NEOs participate in the Retirement Plan, which is a defined benefit cash balance retirement plan. In each payroll period, we credit each participating employee with an amount equal to a percentage of the employee’s base salary we pay in that period. We also credit each employee with a percentage of certain annual bonuses and other types of compensation. Retirement Plan compensation is subject to a limit under the Internal Revenue Code of $210,000 for the 2006 plan year and $220,000 for the 2007 plan year. The percentage credited varies with the employee’s age and years of service. As of January 1, 2007, the sum of age plus years of service recognized by the Retirement Plan for the NEOs was as follows: Mr. Chenault, 82; Mr. Crittenden, 61; Mr. Gilligan, 75; Mr. Kelly, 69; and Ms. Parent, 87. The table below shows the percentages we use to determine the amount of the credits:

Participant’s Combined Age and Years of Service as of December 31	Applicable Percentage of Compensation for Regular Benefit Level Participants
Less than 35	2.50%
35-44	3.25%
45-59	4.25%
60-74	5.75%
75-89	8.00%
90 or more	10.00%

The Retirement Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on the average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate each year is 5%. The maximum rate is the lower of 10% or the annual maximum interest rate set by the Department of Treasury and the Federal Reserve for determining lump sum values. For 2006, the interest rate was 5%. For 2007, the interest rate is 5%.

Participants who terminate service due to a disability and who defer payment of benefits under the Retirement Plan until age 65 or until they are no longer disabled continue to earn credit under the Retirement Plan. As a result, such participants’ accounts continue to receive allocations and interest credits (as described above) until they take a distribution, attain age 65 or are no longer disabled.

A participant generally vests in his or her benefits under the Retirement Plan on the fifth anniversary of his or her service with the Company, or upon retirement on or after age 65, disability or death. Vested participants can generally elect to receive their benefits under the Retirement Plan after separation from service. Participants in the Retirement Plan generally can choose among the following forms of benefit: lump sum; single life annuity; joint and 50% survivor annuity; or, effective on or about June 23, 2007, joint and 75% survivor annuity. Participants in the Retirement Plan who were employed by the Company (or its subsidiaries) on June 30, 1995, may elect alternative forms of payment after age 55 for the benefit they earned under the terms of the Retirement Plan in effect on or before June 30, 1995. All forms of benefit are actuarially equivalent to the single life annuity.

In addition, participants who earned a benefit from the American Express Funded Pension Plan or the Fireman’s Fund Plan, which terminated in 1985, are entitled to an additional monthly annuity. Payment of this additional monthly annuity may begin after a participant leaves the Company, but not earlier than age 55. These annuities, which are payable through an insurance contract with Metropolitan Life Insurance Company, pay the benefit a participant earned through April 30, 1985. These amounts are subject to different payment option provisions.

In January 2007, we amended the Retirement Plan, effective on or about June 23, 2007, to discontinue future benefit accruals (other than crediting interest to outstanding account balances) as of such date. The decision to freeze the Retirement Plan was made in connection with a comprehensive review of the Company’s overall retirement program and was based upon the Company’s desire to give employees greater control over their retirement savings by placing greater emphasis on the ISP, while at the same time creating more predictability for the Company regarding the future costs of retirement benefits. Accordingly, effective on or about June 23, 2007, we will no longer credit each participating employee with an amount equal to a percentage of the employee’s compensation. In addition, we will no longer credit disabled participants with an amount equal to a percentage of their compensation. However, participants will continue to earn interest on their previously accrued benefit. Generally, all participants who are employed as of July 1, 2007 will become fully vested in their accrued benefits under the Retirement Plan as of such date. Finally, no individual shall become a participant in the Retirement Plan after June 22, 2007.

SRP (Retirement Plan-Related Account). Each SRP participant has a Retirement Plan-related account for benefits that cannot be provided under the Retirement Plan as a result of tax-qualified plan limitations. Compensation for SRP Retirement Plan-related account purposes includes the same items of compensation as the Retirement Plan, and also includes the value of amounts deferred by a participant under a Company nonqualified deferred compensation program and the value of restricted stock awards granted to the participants in lieu of cash supplemental annual incentive awards. Retirement Plan-related account benefits accrue and vest in a manner similar to benefits under the Retirement Plan. Participants may elect to receive payment of their SRP Retirement Plan-related account benefits in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years, and payment commences on the January 1 or July 1 that is at least six months following the participant’s separation from service. Certain participants may be deemed to have rendered up to five additional years of service to the Company for purposes of calculating SRP Retirement Plan-related account benefits.

In January 2007, we amended and restated the SRP, generally effective July 1, 2007, to reflect the amendments made to the Retirement Plan. As a result of such amendments, no contributions will be made to a participant’s Retirement Plan-related account for any pay period ending on or after July 1, 2007, except for those participants who have an agreement with the Company to receive a credit of up to five additional years of service for purposes of calculating SRP Retirement Plan-related account benefits, who will continue to receive contributions to their Retirement Plan-related account through December 31, 2007, but shall receive no other contributions thereafter. Participants will continue to receive interest crediting on their outstanding SRP Retirement Plan-related account balances. Generally, all participants who are employed as of July 1, 2007 will become vested in the accrued benefits under their Retirement Plan-related account as of such date.

Nonqualified Deferred Compensation

The following table shows the executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our SRP ISP-related accounts and our Pay-for-Performance Deferral Programs. These programs are unfunded, unsecured deferred compensation programs.

Nonqualified Deferred Compensation 2006
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
K.I. Chenault	SRP (ISP-Related Account)	$0	$68,200	$175,969	$0	$1,023,178
	Deferred Compensation	$1,041,277	$0	$2,400,262	$0	$16,011,680

	Total	$1,041,277	$68,200	$2,576,231	$0	$17,034,858

G.L. Crittenden	SRP (ISP-Related Account)	$0	$27,513	$19,172	$0	$173,770
	Deferred Compensation	$0	$0	$574,031	$964,003	$3,462,175

	Total	$0	$27,513	$593,203	$964,003	$3,635,945

E.P. Gilligan	SRP (ISP-Related Account)	$0	$27,513	$23,533	$0	$269,517
	Deferred Compensation	$250,000	$0	$220,319	$0	$1,482,403

	Total	$250,000	$27,513	$243,852	$0	$1,751,920

A.F. Kelly, Jr.	SRP (ISP-Related Account)	$0	$27,513	$30,226	$0	$294,178
	Deferred Compensation	$475,000	$0	$289,388	$0	$1,996,340

	Total	$475,000	$27,513	$319,614	$0	$2,290,518

L.M. Parent	SRP (ISP-Related Account)	$0	$21,342	$24,725	$0	$350,625
	Deferred Compensation	$100,000	$0	$578,601	$0	$3,896,933

	Total	$100,000	$21,342	$603,326	$0	$4,247,558

(1)	Of the amounts contributed by Mr. Chenault during 2006, $541,277 are included as compensation under “Salary” in the Summary Compensation Table on page 39. No other amounts shown in this column for Mr. Chenault or the other NEOs are included in the Summary Compensation Table.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 39 under “All Other Compensation.”

(3)	Earnings on SRP ISP-related account balances are determined based on hypothetical investment thereof at the direction of the participant in the funds available under the ISP. The following earnings on Deferred Compensation are included as compensation under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 39: for Mr. Chenault $1,635,626; for Mr. Crittenden $396,875; for Mr. Gilligan $148,965; for Mr. Kelly $193,616; and for Ms. Parent $388,002.

(4)	Of the total amounts shown in this column, the following amounts have been reported as “Salary”, “Bonus” or “Non-Equity Incentive Plan Compensation” (in prior years captioned as “Long-Term Incentive Payouts”) in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Chenault $7,404,789; for Mr. Crittenden $2,500,000; for Mr. Gilligan $575,000; for Mr. Kelly $1,400,000; and for Ms. Parent $300,000. These amounts do not include amounts reported in this proxy statement and prior years’ proxy statements as above-market earnings on deferred compensation.

SRP (ISP-Related Account). Each SRP participant has an ISP-related account for benefits that cannot be provided under the Incentive Savings Plan as a result of tax-qualified plan limitations. In addition, participants are entitled to a Company contribution under the SRP ISP-related account regardless of whether the participant voluntarily defers compensation under the Incentive Savings Plan. Compensation for SRP ISP-related account purposes includes the same items of compensation as the Incentive Savings Plan, and also includes the value of base pay amounts deferred by a participant under the Company nonqualified deferred compensation programs. Participants may elect to receive payment of their SRP ISP-related account benefits in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years, and payment commences on the January 1 or July 1 that is at least six months following the participant’s separation from service.

In January 2007, we amended and restated the SRP, generally effective July 1, 2007, to reflect the amendments made to the Incentive Savings Plan. As a result, compensation for SRP ISP-related account purposes was changed, effective July 1, 2007, to “total pay” (as defined in the amended Incentive Savings Plan) and to include the value of restricted stock awards granted in lieu of cash annual incentive awards; provided, however, effective January 1, 2008, the compensation of a senior executive for SRP ISP-related account purposes will not include any incentive pay (including the value of any restricted stock awards granted in lieu of cash annual incentive awards) in excess of one times the executive’s base salary. In addition, the Company will no longer make a Company stock contribution to a participant’s SRP ISP-related account for any pay period ending on or after July 1, 2007, and the Company will make a Company conversion contribution to a participant’s SRP ISP-related account each quarter in an amount equal to the Company conversion contribution that would be credited to the participant under the Incentive Savings Plan for such quarter in the absence of the U.S. tax limitations, less the actual Company conversion contribution credited to the participant under the Incentive Savings Plan for such quarter.

Deferred Compensation: As part of planning for retirement or other long-term financial needs, we provide the NEOs and certain other U.S.-based senior-level employees with an annual opportunity to defer receipt of a portion of their base salary, annual incentive award or PG award payout up to one times their base salary in any particular year. These deferred compensation opportunities have been provided under separate Pay-for-Performance Deferral Programs that have been approved annually by the Company’s Compensation and Benefits Committee. For 2007 and prior years, the NEOs have been able to defer receipt until retirement or a specified date at least five years after deferral, but not later than 10 years after retirement. Participants have been able to elect to receive payment of their deferred balances in either a lump sum or annual installments over a period of up to 15 consecutive years. If a participant is retirement eligible (defined as age 55 with 10 or more actual or deemed years of service) at the time of his or her separation from service, then payment commences in accordance with the time elected by the participant (either on the payment date specified by the participant or the date that is at least six months following the participant’s separation from service), and payment is made in the form elected by the participant. If a participant is not retirement eligible, then payment commences on the date that is at least six months following the participant’s separation from service, and payment is made in the form of a lump sum, regardless of the form elected by the participant.

Our deferral program was substantially revised in January 2007 with the help of an outside compensation consultant as part of a review of U.S. retirement income and current and emerging retirement income market practices. Our retirement income review indicated that it continues to be competitive U.S. practice to provide a compensation deferral program for our historical deferral-eligible group, and that linking future deferrals to retirement and the Company’s ROE performance would help achieve our performance incentive, competitive total retirement income level and talent retention objectives. As a result, effective with deferral elections for 2008 and later years, we will implement a retirement-focused compensation deferral opportunity by means of new deferred compensation accounts under the SRP. Participants will continue to be able to annually defer receipt of a portion of their base salary, annual incentive award or PG award payout up to one times their base salaries to the SRP each year. Participants may elect for payment to commence upon retirement or a specified date at least five years after deferral, but not later than retirement, and to receive payment in either a lump sum or annual installments over a period of 5, 10 or 15 consecutive years. If a participant is retirement eligible at the time of his or her separation from service, then payment commences in accordance with the time elected by the participant (either on the payment date specified by the participant or the March 15 or September 15 that is at least six months following the participant’s separation from service), and payment is made in the form elected by the participant. If a participant is not retirement eligible, then payment commences on the March 15 or September 15 that is at least six months following the participant’s separation from service, and payment is made in the form of a lump sum, regardless of the form elected by the participant.

Deferred Compensation Earnings: Earnings on deferral program balances are linked to the Company’s annual ROE performance and are subject to continued service by the executive for five years or earlier retirement eligibility (defined as age 55 with 10 or more actual or deemed years of service), which serves to align the program with the interests of our shareholders. The Company reserves the right to revise ROE-linked interest crediting schedules under outstanding Pay-for-Performance Deferral Programs at any time, prospectively or retrospectively.

For 2006, the Company’s annual ROE performance was 34.7%, and interest equivalents were accordingly credited under applicable schedules at a rate of 18.7% for deferred balances under the 1994-2004 Pay-for-Performance Deferral Programs and 13.7% for deferred balances under the 2005-2006 Pay-for-Performance Deferral Programs.

After our review of the ROE-linked interest crediting schedules under our outstanding Pay-for-Performance Deferral Programs, we revised those schedules under such programs, effective January 1, 2007. Interest credited under these programs in excess of the lowest applicable schedule rate will remain subject to five-year vesting or earlier retirement eligibility. For our 1994-2007 Pay-for-Performance Deferral Programs, deferred balances will be credited with annual interest equivalents according to the following schedule (which was revised for the 1994-2006 programs) based on our reported ROE for the relevant year as compared with our publicly announced ROE target range (which is currently 33% to 36%):

Company ROE for Relevant Year	1994-2004 Deferral Program Crediting Rate	2005-2007 Deferral Program Crediting Rate
Below Company target ROE	Moody’s A Rate	Moody’s A Rate
At Company target ROE (currently 33%-36%)	13%	9%
Above Company target ROE	16%	11%

As described above, our deferral program was substantially revised in January 2007. Effective with deferral elections for 2008 and later years, we will implement a retirement-focused deferral program by means of new deferred compensation accounts under the SRP. The structure of the revised deferral program is designed to continue to promote shareholder value by linking account earnings with our ROE performance and to encourage employees to voluntarily save for retirement by linking interest crediting in excess of the lowest applicable schedule rate to continued service until retirement. For the new SRP deferral accounts for 2008 and subsequent years, deferred balances will be credited with annual interest equivalents according to the following schedule:

Company ROE for Relevant Year	2008 and Future Years Deferral Program Crediting Rate
Below Company target ROE	Moody’s A Rate
At Company target ROE (currently 33%-36%)	9%
Above Company target ROE	11%

(The “Moody’s A Rate” is the average corporate bond yield rate for the relevant calendar year for borrowers rated “A” by Moody’s Investor Services. The Moody’s A Rate was 6.06% as of December 31, 2006.)

Potential Payments Upon Termination or Change-in-Control

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2006 under various scenarios, including a change-in-control as described on page 35. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2006, and do not reflect the changes made to our plans and arrangements in 2007, which are described in the “Compensation Discussion and Analysis” above. The tables do not include the pension benefits or nonqualified deferred compensation that would be paid to an NEO, which are set forth in the “Pension Benefits 2006” and “Nonqualified Deferred Compensation 2006” tables above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options as of December 31, 2006. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

An outline of the various termination scenarios and the potential payments that are made to NEOs in each scenario (under the terms of our plans and arrangements as in effect on December 31, 2006) appears after the tables and footnotes.

Potential Payments Upon Termination of Employment/CIC as of 12/31/06
K.I. Chenault
	Death	Disability	Voluntary Resignation (Retirement)	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$26,953,180	$26,953,180
Pro Rata Bonus (2)	$12,376,590	$12,376,590	$12,376,590	$0	$9,640,997
Value of Accelerated LTIA (3)	$43,576,753	$43,576,753	$12,370,550	$49,220,510	$44,005,920
Deferred Compensation (4)	$0	$0	$0	$5,393,596	$4,259,515
Incentive Savings Plan (5)	$0	$0	$0	$430,599	$0
Retirement Plan (6)	$0	$147,225	$0	$486,165	$2,156,254
Other Benefits (7)	$1,500,000	$255,634	$255,634	$389,621	$283,986
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$22,102,506
Total Value of Incremental Benefits	$57,453,343	$56,356,202	$25,002,773	$82,873,671	$109,402,357

Potential Payments Upon Termination of Employment/CIC as of 12/31/06
G.L. Crittenden
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$8,399,399	$8,399,399
Pro Rata Bonus (2)	$3,624,699	$3,624,699	$0	$0	$2,534,850
Value of Accelerated LTIA (3)	$12,741,134	$12,741,134	$0	$9,577,640	$12,881,134
Deferred Compensation (4)	$1,178,635	$1,178,635	$0	$1,474,505	$2,137,311
Incentive Savings Plan (5)	$0	$0	$0	$63,772	$0
Retirement Plan (6)	$0	$119,813	$0	$50,753	$482,965
Other Benefits (7)	$1,500,000	$0	$0	$57,234	$126,850
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$9,153,543
Total Value of Incremental Benefits	$19,044,469	$17,664,282	$0	$19,623,302	$35,716,051

Potential Payments Upon Termination of Employment/CIC as of 12/31/06
E.P. Gilligan
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$8,136,981	$8,136,981
Pro Rata Bonus (2)	$3,493,490	$3,493,490	$0	$0	$2,469,245
Value of Accelerated LTIA (3)	$12,317,270	$12,317,270	$0	$9,100,372	$12,455,375
Deferred Compensation (4)	$180,098	$214,016	$0	$524,691	$565,617
Incentive Savings Plan (5)	$0	$0	$0	$143,248	$0
Retirement Plan (6)	$0	$206,198	$0	$111,330	$650,958
Other Benefits (7)	$1,500,000	$0	$0	$57,170	$110,401
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$6,763,046
Total Value of Incremental Benefits	$17,490,858	$16,230,974	$0	$18,073,791	$31,151,623

Potential Payments Upon Termination of Employment/CIC as of 12/31/06
A.F. Kelly, Jr.
	Death	Disability	Voluntary Resignation	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$8,735,844	$8,735,844
Pro Rata Bonus (2)	$3,792,922	$3,792,922	$0	$0	$2,793,961
Value of Accelerated LTIA (3)	$13,842,942	$13,842,942	$0	$10,509,344	$13,982,942
Deferred Compensation (4)	$466,836	$793,804	$0	$539,644	$972,202
Incentive Savings Plan (5)	$0	$0	$0	$138,833	$0
Retirement Plan (6)	$0	$179,769	$0	$106,380	$502,311
Other Benefits (7)	$1,500,000	$0	$0	$60,272	$111,782
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$8,096,173
Total Value of Incremental Benefits	$19,602,700	$18,609,437	$0	$20,090,317	$35,195,215

Potential Payments Upon Termination of Employment/CIC as of 12/31/06
L.M. Parent
	Death	Disability	Voluntary Resignation (Retirement)	Termination w/o Cause not in Connection with CIC	Termination w/o Cause or Constructive Term. in Connection with CIC
Incremental Benefits Due to Termination Event
Severance (1)	$0	$0	$0	$4,407,763	$4,407,763
Pro Rata Bonus (2)	$1,703,882	$1,703,882	$1,703,882	$0	$1,401,941
Value of Accelerated LTIA (3)	$7,993,564	$7,993,564	$2,380,941	$8,455,085	$8,091,722
Deferred Compensation (4)	$0	$0	$0	$1,115,617	$1,030,827
Incentive Savings Plan (5)	$0	$0	$0	$262,401	$0
Retirement Plan (6)	$0	$142,428	$0	$170,583	$352,621
Other Benefits (7)	$1,500,000	$245,358	$245,358	$349,137	$270,228
Gross-Up on Excise Taxes (8)	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$11,197,446	$10,085,232	$4,330,180	$14,760,587	$15,555,102

(1)	Severance. Reflects two times current base salary plus two times cash AIA awarded for 2005 performance plus two times the value of RSAs/LOIs issued in recognition of 2005 performance (and as an incentive for future performance).

(2)	Pro Rata Bonus.

Under Death, Disability and Retirement: Reflects cash AIA awarded for 2005 performance plus the value of RSAs/LOIs issued in recognition of 2005 performance (and as an incentive for future performance).

Under Change in Control: Reflects the average of the value awarded in 2006 for 2005 performance and the value awarded in 2005 for 2004 performance (cash AIA plus the value of RSAs/LOIs issued in recognition of performance and as an incentive for future performance).

(3)	Value of Accelerated LTIA. For stock options, reflects the acceleration of “in the money” stock options.

(4)	Deferred Compensation.

Under Death: Reflects vesting of the unvested interest for non-retiree eligible executives.

Under Disability: Reflects vesting of the unvested interest for non-retiree eligible executives and additional interest crediting on the account until paid.

Under Involuntary Termination: Reflects two years of interest crediting plus the portion of the account balance that continues to vest during the two year severance period.

Under Change in Control: Reflects two years of interest crediting plus the vesting of the unvested portion of the account balance.

(5)	Incentive Savings Plan. Under Involuntary Termination: Reflects two years of interest on account balances.

(6)	Retirement Plan.

Under Disability: Reflects value of future accruals assuming executive elects to retire at age 65.

Under Involuntary Termination: Reflects two years of interest on account balances.

Under Change in Control: Reflects crediting two years of age and service under the SRP.

(7)	Other Benefits.

Outplacement

Under Involuntary Termination and Change in Control: Reflects an estimated value of $11,000.

Health and Welfare Continuation

Under Involuntary Termination and Change in Control: Reflects continuation of medical, dental and Health Savings Account contributions over the two year severance period.

Perquisite Allowance

Under Involuntary Termination: Reflects continuation of flexible cash allowance of $35,000 for one year.

Key Life Surrender Value

Under Death: Reflects the benefit under the Key Executive Life Insurance Plan payable to the beneficiary.

Under Disability, Retirement and Involuntary Termination: Reflects the cash surrender value under the Key Executive Life Insurance Plan if the NEO is retirement eligible.

Under Change in Control: Reflects the cash surrender value under the Key Executive Life Insurance Plan.

(8)	Gross-Up on Excise Taxes. Calculations to estimate the excise tax due under 280G are complex and reflect a number of assumptions. We assume that a change in control occurred on December 31, 2006 at a stock price of $60.67 and that each executive’s employment is terminated. We also assume certain performance outcomes for AIA and PG, along with assumptions about interest and tax rates.

The following is a summary of the various termination scenarios and how potential payments are determined.

Death.

In the event of the death of an NEO:

•	a pro rata portion of the AIA for the year of death, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO’s designated beneficiary or estate;
•	the NEO’s options, RSAs and LOIs become 100% vested, and options remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 38-month vesting period) of the NEO’s outstanding PG awards are paid to the NEO’s designated beneficiary or estate;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the total balance of the NEO’s account under our deferred compensation programs is paid to the NEO’s designated beneficiary or estate in a lump sum;
•	the NEO’s benefits under our Incentive Savings Plan and our Retirement Plan become 100% vested; and
•

the NEO’s designated beneficiary receives the coverage amount under our Key Executive Life Insurance Plan (and the Company is entitled to receive any excess cash value under the life insurance policy on the NEO).

Disability.

Disability generally means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For purposes of the Retirement Plan, disability generally means a physical or mental condition that renders the participant eligible for disability benefits under the federal Social Security Act.

In the event of the disability of an NEO:

•	a pro rata portion of the AIA for the year of disability, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;
•	the NEO’s options, RSAs and LOIs become 100% vested, and options remain exercisable for five years (but not to exceed their original ten-year term);
•	a pro rata portion (based on a 38-month vesting period) of the NEO’s outstanding PG awards are paid to the NEO;
•

if the NEO is not already retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO;
•	the NEO’s benefits under our Incentive Savings Plan and our Retirement Plan become 100% vested;
•

the NEO continues to accrue benefits under our Retirement Plan, based on the NEO’s prior year compensation, through the NEO’s normal retirement date (or earlier recovery from the disability or withdrawal of plan benefits); and

•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

Voluntary Resignation.

The effects of a voluntary resignation by an NEO depend on whether the NEO is retirement eligible at the time of resignation. Retirement eligible means that the NEO is at least age 55 with ten or more actual or deemed years of service to the Company.

If an NEO is retirement eligible, then in the event of the voluntary resignation by the NEO:

•	if the retirement occurs on or after April 1st of the year, then a pro rata portion of the AIA for the year of retirement, based on the amount of the NEO’s prior year’s AIA, is paid to the NEO;
•

the NEO’s unvested options granted before January 2005 are forfeited; for options granted beginning January 2005, 50% of unvested shares that are outstanding for more than one year vest according to their original schedule and the remaining shares are forfeited; vested options and options which become vested upon retirement remain exercisable until the end of their original ten-year term;

•	the NEO’s RSAs and LOIs that have been outstanding for more than two years vest in full, and those that have been outstanding for two years or less are forfeited;
•

a pro rata portion (based on a 38-month vesting period) of the NEO’s PG awards that have been outstanding for more than one year are paid to the NEO (on the normal payment date for such PG awards), and the NEO’s PG awards that have been outstanding for one year or less are forfeited;

•	the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; and
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

If an NEO is not retirement eligible, then in the event of the voluntary resignation by the NEO:

•	the NEO’s AIA for the year of resignation is forfeited;
•	the NEO’s options (vested and unvested), RSAs and LOIs are forfeited;
•	the NEO’s outstanding PG awards are canceled; and
•

the NEO’s account balance under our deferred compensation programs is paid in a lump sum – amounts that were earned and vested prior to December 31, 2004 are paid at the time of termination and all other amounts are paid on a date at least six months following the date of termination.

Termination w/o Cause not in Connection w/ CIC.

In the event of the termination without cause of an NEO, which is not in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in installments over the two-year separation period;

•	the NEO’s AIA for the year of termination is forfeited;
•

the NEO’s options continue to vest and remain exercisable during the NEO’s severance period, and are canceled on the earlier of their expiration date, the end of the NEO’s severance period or the NEO’s commencement of other employment;

•	the NEO’s RSAs and LOIs continue to vest during the NEO’s severance period, and are canceled on the earlier of the end of the NEO’s severance period or the NEO’s commencement of other employment;
•	the NEO’s PG awards that remain outstanding at the end of the NEO’s severance period are canceled;
•

if the NEO is retirement eligible (at least age 55 with ten or more actual or deemed years of service to the Company), then the NEO’s account balance under our deferred compensation programs is paid at the time and in the form (lump sum or installments) elected by the NEO; otherwise the NEO’s account balance is paid in a lump sum – amounts that were earned and vested prior to December 31, 2004 are paid at the end of the two-year severance period and all other amounts are paid on a date at least six months following the date of termination;

•	the NEO’s account balances under our Incentive Savings Plan cannot be distributed until the end of the two-year severance period and continue to receive investment gains and losses during such period;
•

the NEO’s account balances under our Retirement Plan cannot be distributed until the end of the two-year severance period and continue to receive interest crediting under the terms of the plan during such period;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive the perquisite allowance for the year of termination;
•	the NEO is entitled to receive outplacement services; and
•	if the NEO is retirement eligible, then the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan.

Termination w/o Cause in Connection w/ CIC.

In the event of the termination without cause of an NEO, which is in connection with a CIC:

•

the NEO is entitled to receive separation pay of two years’ annual compensation, which includes base salary and the amount of the last AIA paid, and separation pay is paid in a lump sum on a date at least six months following the date of termination;

•	a pro rata portion of the AIA for the year of termination, based on the amount of the NEO’s two prior years’ AIAs, is paid to the NEO;
•

the NEO’s options, RSAs and LOIs become 100% vested upon the CIC, and options remain exercisable for 90 days following termination; and for retirement eligible executives, 50% of unvested options granted after January 2005 that are outstanding for more than one year become vested and remain exercisable for the original option term;

•	a pro rata portion (based on a 36-month vesting period) of the NEO’s outstanding PG awards, based on performance through the date of termination, are paid to the NEO;
•	upon the occurrence of a CIC, if the NEO is not already retirement eligible, all earnings at the ROE rate on the NEO’s balance under our deferred compensation programs become 100% vested;
•	two years of additional interest (using the prior year’s interest rate) are credited to the NEO’s account under our deferred compensation programs;
•

the NEO’s account balance under our deferred compensation programs is paid in a lump sum – amounts that were earned and vested prior to December 31, 2004 are paid at the time of termination and all other amounts are paid on a date at least six months following the date of termination;

•

if the termination is during the first year following the CIC, then the NEO is credited with two additional years of age and years of service for purposes of the NEO’s Retirement Plan-related account under our Supplemental Retirement Plan; if the termination is during the second year following the CIC, then the NEO is credited with one additional year of age and year of service;

•	the NEO is entitled to U.S. medical, dental and health savings account contributions for up to two years, generally on the same basis as prior to termination;
•	the NEO is entitled to receive outplacement services;
•	the NEO is entitled to receive the cash surrender value of the life insurance policy on the NEO under our Key Executive Life Insurance Plan; and
•

in the event that certain payments and benefits received by the NEO are treated as “excess parachute payments” for federal income tax purposes, and as a result the NEO is subject to excise tax on such benefits, then the NEO is entitled to receive a “tax gross-up payment” that puts the NEO in the same economic position he or she would have been in had such excise tax not applied.

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisors) as of December 31, 2006, each of which was approved by shareholders. Approval of the 2007 Plan will not result in an increase in the number of shares available for future issuance. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	97,310,360	$37.60	65,738,050

Equity compensation plans not approved by shareholders	0	0	0

Total	97,310,360	$37.60	65,738,050

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, Director nominees, executive officers, greater than five percent shareholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2006 no Related Person has had a material interest in any of our ongoing business transactions or relationships.

In February 2007, the Board of Directors adopted a written Related Person Transaction Policy (the Policy) governing Company transactions, arrangements and relationships involving more than $120,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Under the Policy, Related Person Transactions must be approved by the Nominating and Governance Committee of the Board of Directors

(the Committee). The Committee may approve a Related Person Transaction only if it determines, based on a review of the relevant facts and circumstances, that it is consistent with the best interests of the Company. In the event the Company becomes aware of a Related Person Transaction that was not approved under the Policy, the Committee will consider the options available to the Company, including ratification, revision or termination of the Related Person Transaction. The Policy does not supersede any other Company policy or procedure that may apply to any Related Person Transaction, including its Corporate Governance Principles and Codes of Conduct for Directors and employees.

The Secretary’s Office is responsible for assisting the Committee in carrying out its responsibilities under the Policy. Management is required to present to the Committee the material facts of any transaction that it believes may require review under the Policy. In cases where it is impracticable or undesirable to delay a decision on a proposed transaction until the next meeting of the Committee, the Chair of the Committee may review and approve the transaction. Any such approval must be reported to the full Committee at its next regularly scheduled meeting. If a matter before the Committee involves a member of the Committee or one of the member’s immediate family members, the member may not participate in the Committee’s deliberations or vote on such matter.

Pursuant to the Policy, the Committee has pre-approved certain categories of transactions that may constitute Related Person Transactions as being consistent with the best interests of the Company. These categories are:

•	executive officer compensation approved by the Board or its Compensation Committee;

•	non-employee Director compensation approved by the Board or the Nominating and Governance Committee;

•	directors and officers insurance payments and indemnification payments made in accordance with the Company’s charter or by-laws;

•

transactions in the ordinary course of business with entities at which a Related Person is a director, executive officer, employee and/or a less than 10% beneficial owner, provided the amounts involved do not exceed the greater of $1 million or 1% of the other entity’s annual revenues;

•	transactions where the rates or charges are determined by competitive bids;

•

contributions by the Company or the American Express Foundation to a charitable organization at which a Related Person serves as a director, executive officer and/or trustee, provided that the aggregate annual amount of such contributions, excluding contributions under the Company’s gift match program and contributions under the Company’s Directors’ Charitable Award Program, do not exceed the lesser of $1 million or 2% of the organization’s total annual revenues;

•	use of the Company’s products and services on terms and conditions similar to those available to other customers or employees generally; and

•	transactions in which all shareholders receive the same benefits on a pro rata basis.

One of our Directors, Mr. Jordan, is of counsel to the law firm of Akin Gump Strauss Hauer & Feld LLP. In 2006, the Company paid no fees to this firm. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co. LLC, which the Company may utilize from time to time for investment banking and financial advisory services. In 2006, the Company paid no fees to Lazard Freres & Co. LLC. Another director, Ms. Barshefsky, is a partner of the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. Her firm provided legal services to us in 2006 at customary rates, and we may continue to use its services in 2007.

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima® Cards or Blue from American Express®. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us involving other goods and services, such as health savings accounts and travel services. These transactions are also in the ordinary course of our business, and we provide them on terms that we offer to our customers generally.

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

We have a number of ordinary course relationships with Berkshire Hathaway Inc., its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay us fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. We also provide Corporate Card or travel services to some of these companies, and these companies pay fees to us. We may engage in other commercial transactions with these companies and pay or receive fees in those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

On April 4, 2006, the first portion of a restricted stock award belonging to L. Kevin Cox vested. Due to an error in processing this vesting, the Secretary’s Office did not timely report on Form 4 the surrender of 4,504 shares from Mr. Cox’s award to cover taxes due upon vesting. This error was corrected on Mr. Cox’s next required filing, a Form 5 filed on February 13, 2007.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for Directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers Directors and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. Effective from November 30, 2006 to November 30, 2007, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. XL Specialty Insurance Company, National Union Fire Insurance Company, Federal Insurance Company, St. Paul Mercury Insurance Company, Zurich American Insurance Company, Twin City Fire Insurance Company and Allied World Assurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for Directors and officers when we cannot indemnify them. The supplemental layers are provided by XL Specialty Insurance Company, National Union Fire Insurance Company, RLI Insurance Company, Houston Casualty Company, Starr Excess International, Allied World Assurance Company Ltd., Columbia Casualty Company and Arch Insurance Company. We expect to obtain similar coverage upon expiration of the current program. The annual premium for the current program is approximately $7,559,268.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2008 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 17, 2007. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2007 Annual Meeting is held on schedule, we must receive notice pertaining to the 2008 Annual Meeting no earlier than December 24, 2007 and no later than January 24, 2008.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•

If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the agenda items we refer to in this proxy statement and other than a proposal that has been properly omitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If any other matter comes before the Annual Meeting, including such omitted Rule 14a-8 proposal, the persons on our proxy committee will use their best judgment in voting the proxies.

* * * *

We have mailed our 2006 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2006 Form 10-K, excluding certain exhibits, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 23, 2007 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or beepers will be allowed in the meeting room.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

EXHIBIT A

AMERICAN EXPRESS COMPANY

2007 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of the 2007 Incentive Compensation Plan (the “Plan” or the “2007 Plan”) is to promote shareholder value and the future success of American Express Company (the “Company”) by providing appropriate retention and performance incentives to the employees of the Company and its affiliates and certain other individuals who perform services for the Company and its affiliates.

2. Administration. The Plan shall be administered solely by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, as such Committee is from time to time constituted, or any successor committee the Board may designate to administer the Plan. The Committee shall consist of no fewer than two directors (or such greater number as may be required for committees of the Board under the Company’s governing documents), each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor provision (the “Exchange Act”); (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (the “NYSE”) (or such other principal securities market on which the Common Shares are traded). The Committee may delegate any of its powers and duties to appropriate officer(s) of the Company in accordance with guidelines established by the Committee from time to time.

The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority (except as may be delegated as permitted herein) to select the employees and other individuals to be granted awards under the Plan (“Awards”), to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of the instruments embodying Awards made under the Plan. The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary: the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership. The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

Notwithstanding the foregoing or any other provision of the Plan, except for adjustments pursuant to Paragraph 9(c) or 15, the Committee shall not reprice, adjust or amend the option price of Stock Options or the exercise price of Stock Appreciation Rights previously awarded to any participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the shareholders of the Company. For purposes of the Plan, the term “reprice” shall mean: (i) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under United States generally accepted accounting principles; (iii) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (iv) any other action that is treated as a repricing by the rules or regulations of any stock exchange on which the securities of the Company are traded. In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option may not be surrendered in consideration of or exchanged for cash, other Awards, or a new Stock Option having an option price below that of the Stock Option which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction, or such action is approved by the shareholders of the Company. Any amendment or repeal of this provision shall require the approval of the shareholders of the Company.

The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee (or its delegate as permitted herein) may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee (or its delegate as permitted herein) in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

3. Participation.

(a) Participants. Consistent with the purposes of the Plan, the Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. No non-employee director of the Company or any of its Affiliates shall be eligible to receive an Award under the Plan.

(b) Affiliates. Unless the Committee determines otherwise, as used herein, the term “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, as determined by the Committee in its discretion.

4. Awards under the Plan.

(a) Types of Awards. Awards under the Plan may include one or more of the following types, either alone or in any combination thereof: (i) “Stock Options”; (ii) “Stock Appreciation Rights”; (iii) “Restricted Stock” and “Restricted Stock Units”; (iv) “Performance Grants”; and (v) any Award providing benefits similar to (i) through (iv) that may be required to obtain regulatory approval in certain jurisdictions or in situations where local regulations may adversely affect the employee.

Stock Options, which include “Nonqualified Stock Options” and “Incentive Stock Options” or combinations thereof, are rights to purchase common shares of the Company having a par value of $.20 per share and stock of any other class into which such shares may thereafter be changed (the “Common Shares”). Nonqualified Stock Options and Incentive Stock Options are subject to the terms, conditions and restrictions specified in Paragraph 5. Stock Appreciation Rights are rights to receive (without payment to the Company) cash, Common Shares, or other debt or equity securities of the Company or an Affiliate, or any combination thereof (“Other Company Securities”), or property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject to the terms, conditions and restrictions specified in Paragraph 6. Shares of Restricted Stock are Common Shares that are issued subject to certain restrictions pursuant to Paragraph 7. Restricted Stock Units are an Award that is valued by reference to a share of Common Shares, which value may be paid to the participant by delivery of such property as the Committee shall determine, including without limitation, cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, and that are issued subject to certain restrictions pursuant to Paragraph 7. Performance Grants are contingent Awards subject to the terms, conditions and restrictions described in Paragraph 8, pursuant to which the participant may become entitled to receive cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee.

(b) Dividend Equivalents. The Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine. All dividends or dividend equivalents, which are not paid currently, may, at the Committee’s discretion, be held in escrow and accrue interest or be reinvested into additional Common Shares subject to the same vesting or performance conditions as the underlying Award.

(c) Maximum Number of Shares that May Be Issued. The maximum number of Common Shares and other equity securities of the Company that may be issued under the Plan is the number of shares remaining available for new awards under the Company’s 1998 Incentive Compensation Plan, as amended (the “1998 Plan”), on April 23, 2007, which number will not exceed 53 million. In addition, commencing April 23, 2007, Common Shares or other equity securities of the Company subject to awards outstanding under the 1998 Plan or granted under the 2007 Plan which are recovered or not issued by the Company will be available for issuance under the 2007 Plan, as follows: (i) shares related to Awards issued under the 2007 Plan or the 1998 Plan that are forfeited, terminated, canceled, acquired by the Company or expire unexercised; (ii) shares surrendered or withheld to pay the exercise price of Awards issued under the 2007 Plan or the 1998 Plan or to satisfy the tax withholding obligations with respect to Awards issued under such plans; and (iii) shares originally linked to Awards that are actually settled in cash or consideration other than Common Shares or other equity securities. Limits on the number of Common Shares that may be issued under the Plan as Awards of Incentive Stock Options are described in Paragraph 5(e).

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, shall not reduce the maximum number of Common Shares and other equity securities of the Company that may be issued under the Plan or the maximum number of Common Shares and other equity securities of the Company authorized for grant to a participant in any calendar year described in Paragraph 9(b)(ii).

For purposes of counting shares against the share reserve under the 2007 Plan on the date of grant, Awards denominated solely in Common Shares (such as Stock Options and Restricted Stock) and other Awards or securities that may be exercised for or convertible into Common Shares will be counted against the 2007 Plan reserve on the date of grant of the Award based on the maximum number of shares underlying the Award, as determined by the Committee. Equity securities other than Common Shares issued pursuant to the 2007 Plan which are not exercisable for or convertible into Common Shares will be counted based on the actual number of shares issued, if any.

Common Shares and other equity securities of the Company issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(d) Rights with Respect to Common Shares and Other Securities.

(i) Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant’s rights pursuant to the Plan) shall have ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan.

(ii) Unless otherwise determined by the Committee in its discretion, any new, additional or different shares, or Other Company Securities or property, or other forms of consideration that a participant may be entitled to receive with respect to an Award of Restricted Stock as a result of a stock split, stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the same restrictions and limitations as those applicable to the Restricted Stock with respect to which such new, additional or different shares, or Other Company Securities or property, or other forms of consideration were received.

(iii) A participant with whom an Award agreement is made to issue Common Shares in the future shall have no rights as a shareholder with respect to Common Shares related to such agreement until the book entry is made, or the certificate is issued on his behalf.

(iv) Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant’s rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such Common Shares or other instrument of ownership, if any. Except as provided in Paragraph 9(c) or 15, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

(v) The Committee may, in its discretion, subject any Award and the economic value derived by a participant therefrom, to forfeiture by the participant upon the occurrence of certain events as determined by the Committee.

5. Stock Options. The Committee may grant Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, or any successor provision, and the regulations thereunder, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

(a) Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the option price shall be equal to or greater than the fair market value of the Common Shares subject to such Stock Option at the time that the Stock Option is granted. The Committee in its discretion shall establish the expiration date of a Stock Option provided that, except as provided in Paragraph 5(d)(iii)(B), in no event shall the expiration date be later than ten years from the date of grant of the Stock Option.

(b) The fair market value of a Common Share as of any specific time shall be the per Common Share closing price as reported sale on the NYSE composite tape on such date, or, if there is no such reported sale price of Common Shares on the NYSE composite tape on such date, then the per Common Share closing price as reported on the NYSE composite tape on the last previous day on which sale price was reported on the NYSE composite tape, or such other value as determined by the Committee in accordance with applicable law. The fair market value of any property other than Common Shares shall be the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

(c) The Committee shall determine the number of Common Shares to be subject to each Stock Option. The number of Common Shares subject to an outstanding Stock Option may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Stock Option are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Appreciation Right attached to such Stock Option, or to the extent that any other Award granted in conjunction with such Stock Option is paid.

(d) The Stock Option shall not be exercisable:

(i) for at least one year after the date of grant, except (A) for Stock Options issued to any person newly employed by or retained to perform services for the Company or any Affiliate, (B) for Stock Options granted in the event of a participant’s promotion, (C) as the Committee may otherwise determine in the event of death, disability, retirement or other termination of a participant, or in connection with a corporate transaction (which includes but is not limited to a change in control of the Company, a divestiture, spin-off, split-off, asset transfer, outsourcing or joint venture formation) (each event under this clause C, a “Defined Event”), and (D) for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, and only at such times and in such installments as the Committee may establish; and

(ii) unless payment in full for the Common Shares being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to (A) cash,

(B) Common Shares, (C) if permitted by the Committee, by authorizing a third party to sell, on behalf of the participant, the appropriate number of Common Shares otherwise issuable to the participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (D) any combination thereof; and

(iii) unless the participant has been, at all times during the period beginning with the date of the grant of the Stock Option and ending on the date of such exercise, employed by (in the case of an Incentive Stock Option) or otherwise performing services for the Company or an Affiliate, or a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Stock Option in a transaction to which Section 424(a) of the Code or any successor statutory provision thereto, is applicable, except that:

(A) in the case of any Nonqualified Stock Option, if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Nonqualified Stock Option as if he continued such employment or performance of service; and

(B) the Committee may establish, in its discretion, the extent to which a person may continue to exercise a Stock Option, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services; and in the event of death, the Committee may provide a decedent’s executors, heirs or distributors a minimum period to exercise a Stock Option with respect to any shares as to which the decedent could have exercised the Stock Option at the time of his death, or such greater amount as the Committee may determine, which period may extend beyond the original expiration date of the Stock Option.

(e) The maximum number of Common Shares that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 25 million, subject to adjustment as provided in Paragraph 9(b) or 15. Common Shares issued under the Plan as an Incentive Stock Option shall again become available for issuance pursuant to this limitation upon the forfeiture, termination or cancellation of such Incentive Stock Option.

(f) To the extent that the aggregate fair market value (determined as of the date of grant) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.

6. Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, may establish:

(a) A Stock Appreciation Right granted in conjunction with, but subsequent to, a Stock Option shall have a per-share exercise price not less than fair market value of a Common Share on the date that the Stock Option to which the Stock Appreciation Right is attached was granted.

(b) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights. The number of Common Shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Award of Stock Appreciation Rights are used to calculate the cash, Common Shares, Other Company Securities or property or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

(c) The Award of Stock Appreciation Rights shall not be exercisable for at least one year after the date of grant, except (A) for Stock Appreciation Rights issued to any person newly employed by or retained to perform services for the Company or any Affiliate; (B) for Stock Appreciation Rights granted in the event of a participant’s promotion; (C) as the Committee may otherwise determine in the event of a Defined Event; and (D) for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, and only at such times and in such installments as the Committee may establish.

(d) The Award of Stock Appreciation Rights shall not be exercisable:

(i) unless the Stock Option or other Award to which the Award of Stock Appreciation Rights is attached is at the time exercisable; and

(ii) unless the person exercising the Award of Stock Appreciation Rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Company or an Affiliate, except that:

(A) in the case of any Award of Stock Appreciation Rights (other than those attached to an Incentive Stock Option), if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Award of Stock Appreciation Rights as if he continued such employment or performance of services; and

(B) the Committee shall establish, in its discretion, the extent to which a person may continue to exercise an Award of Stock Appreciation Rights, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services; and in the event of death, the Committee may provide his executors, heirs or distributors a minimum period to exercise an Award of Stock Appreciation Rights with respect to any shares as to which the decedent could have exercised the Award of Stock Appreciation Rights, or such greater amount as the Committee may determine, which period may extend beyond the original expiration date of the Award of Stock Appreciation Rights.

(e) An Award of Stock Appreciation Rights shall entitle the holder (or any person entitled to act under the provisions of Paragraph 6(d)(ii)(B)) to exercise such Award and to surrender unexercised the Stock Option (or other Award) to which the Stock Appreciation Right is attached (or any portion of such Stock Option or other Award) to the Company and to receive from the Company in exchange therefore, without payment to the Company, that number of Common Shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the fair market value of one Common Share, at the time of such exercise, over the exercise price (or option price, as the case may be) per share, times the number of shares subject to the Award or the Stock Option (or other Award), or portion thereof, which is so exercised or surrendered, as the case may be. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, equal to the aggregate fair market value of the Common Shares it would otherwise be obligated to deliver. Any such election by the Committee shall be made as soon as practicable after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right.

(f) An Award of Stock Appreciation Rights may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or of the related Stock Option (or other Award), or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof, as provided in Paragraph 6(e).

(g) No fractional shares may be delivered under this Paragraph 6, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

7. Restricted Stock; Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish:

(a) The Committee shall determine the number of Common Shares to be issued to a participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

(b) Restricted Stock Units and the Common Shares issued to a participant in accordance with the Award of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee, for such period as the Committee shall determine, from the date on which the Award is granted (the “Restricted Period”). Any attempt to dispose of any such Restricted Stock Units or Common Shares in contravention of the foregoing restrictions shall be null and void and without effect.

(c) Common Shares issued to a participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such Common Shares which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion.

(d) The vesting of the Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in Paragraph 8(b).

(e) The Restricted Period shall be for a minimum of three years (but permitting pro rata vesting over such period), except (i) for Restricted Stock or Restricted Stock Units issued to any person newly employed by or retained to perform services for the Company or any Affiliate; (ii) for Restricted Stock or Restricted Stock Units granted in the event of a participant’s promotion; (iii) as the Committee may otherwise determine in the event of a Defined Event; (iv) for Restricted Stock or Restricted Stock Units granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines; (v) for Restricted Stock or Restricted Stock Units issued subject to performance objectives, for which the Restricted Period shall be a minimum of one year; or (vi) for Restricted Stock or Restricted Stock Units issued as payment pursuant to a Performance Grant or Qualifying Award, and only at such times and in such installments as the Committee may establish.

8. Performance Grants. The Award of a Performance Grant to a participant will entitle the participant to receive a specified amount determined by the Committee (the “Actual Value”), if the terms and conditions specified herein and in the Award are satisfied. The Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an instrument in such form and substance as is determined by the Committee:

(a) The Committee shall determine the value or the range of values of a Performance Grant to be awarded to each participant selected for an Award of a Performance Grant and whether or not such Performance Grant is granted in conjunction with an Award of Stock Options, Stock Appreciation Rights, Restricted Stock or other Award, or any combination thereof, under the Plan (which may include, but need not be limited to, deferred Awards) concurrently or subsequently granted to the participant (the “Associated Award”). Performance Grants may be issued in different classes or series having different names, terms and conditions. In the case of a Performance Grant awarded in conjunction with an Associated Award, the Performance Grant may be reduced on an appropriate basis to the extent that the Associated Award has been exercised by, paid to or otherwise received by the participant, as determined by the Committee.

(b) The award period (the “Award Period”) in respect of any Performance Grant shall be a period determined by the Committee. The Award Period shall be for a minimum of one year, except (i) for Performance Grants issued to any person newly employed by or retained to perform services for the Company or any Affiliate, (ii) for Performance Grants granted in the event of a participant’s promotion, (iii) as the Committee may otherwise determine in the event of a Defined Event, and (iv) for Performance Grants granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, and only at such times and in such installments as the Committee may establish.

(c) The rights of a participant in a Performance Grant awarded to him shall be provisional and may be canceled or paid in whole or in part, all as determined by the Committee.

9. Qualifying Awards. The Committee may, in its sole discretion, grant an Award (a “Qualifying Award”) to any key employee with the intent that such Award qualifies as “performance-based compensation” under Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder (“Section 162(m)”). The provisions of this Paragraph 9, as well as all other applicable provisions of the Plan not inconsistent with this Paragraph 9, shall apply to all Qualifying Awards issued under the Plan, and any ambiguities in construction shall be interpreted to effectuate that intent. Qualifying Awards shall be of the type set forth in Paragraph 9(a) or 9(b).

(a) Qualifying Awards may be issued as Stock Options and Stock Appreciation Rights. Commencing with calendar year 2007, the number of Common Shares underlying all Stock Options and Stock Appreciation Rights that may be granted to any participant within any one calendar year shall be limited to 2,000,000 (inclusive of Stock Options or Stock Appreciation Rights granted under the 1998 Plan during 2007), subject to adjustment as provided in Paragraph 15.

(b)(i) Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be issued as Performance Grants or any other Award whose payment is conditioned upon the achievement of the performance objectives described in this Paragraph 9(b). Amounts earned under such Awards shall be based upon the attainment of performance objectives established by the Committee in accordance with Section 162(m). Such performance objectives may vary by participant and by Award, and may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following (that are required to be named in the plan document): revenue, revenue growth or product revenue growth; net income (before or after taxes); earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) or earnings per share; shareholders’ equity or return on shareholders’ equity; assets, return on assets or net assets; capital or return on capital (including return on total capital or return on invested capital); book value or book value per share; economic value added models or equivalent metrics; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead or incentive compensation); expenses or reengineering savings; operating margins, gross margins or cash margin; cash flow, cash flow per share (before or after dividends) or cash flow return on investment; stock price or TSR; market share; debt reduction; or regulatory achievements. The Committee may provide that in measuring the achievement of the performance objectives, an Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices (e.g., stock market indices) or be based upon any combination of the foregoing. In addition to the performance objectives, the Committee may also condition payment of any such Award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the Award are satisfied. The Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award by reason of the satisfaction of the performance objectives set forth in the Award. In making any such determination, the Committee is authorized in its discretion to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

(ii) Under all Awards granted pursuant to Paragraph 9(b), in any one calendar year: (A) no participant may be paid cash, Common Shares, Other Company Securities or other property (other than shares of Restricted Stock or Common Shares provided through Restricted Stock Units) or any combination of the foregoing with a value (as determined by the Committee) in excess of $20 million, and (B) in addition, no participant may receive more than 410,000 shares of Restricted Stock or Common Shares provided through Restricted Stock Units, subject to adjustment to the extent provided in Paragraph 9(c). For purposes of the foregoing sentence, the calendar year or years in which amounts under Qualifying Awards are deemed paid or received shall be as determined by the Committee.

(c) In the event of a change in the outstanding Common Shares of the Company by reason of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of the Company into another corporation, any consolidation of two or more corporations into another corporation, any separation of a corporation (including a spin-off or other distribution of stock or property by a corporation), any reorganization of a corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, the Committee shall make such adjustment in: (i) the individual Qualifying Award maximums under Paragraphs 9(a) and 9(b)(ii); and (ii) the class and number of shares subject to any Qualifying Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

10. Payment of Awards. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of Common Shares or Other Company Securities, the granting of Awards, or a combination thereof. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such terms, rules and procedures as the Committee may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Share equivalents; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any excise tax to become due under Section 409A of the Code.

11. Amendment of the Plan or Awards. The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems, provided however, that no amendment may be made without shareholder approval if such amendment would (i) increase the number of shares available for grant specified in Paragraph 4(c); (ii) decrease the minimum Stock Option exercise price set forth in Paragraph 5(a) (other than changes made pursuant to Paragraph 9(c) or 15); (iii) reduce the minimum vesting or performance periods set forth in Paragraph 5(d)(i), 6(c), 7(d) or 8(b); (iv) change the aggregate or annual Award limits set forth in Paragraph 5(e), 5(f), 9(a) or 9(b)(ii) (other than changes made pursuant to Paragraph 9(c) or 15); (v) amend or repeal the prohibitions against repricing or exchange set forth in Paragraph 2; or (vi) in the absence of shareholder approval, adversely affect compliance of the Plan with applicable laws, rules and regulations. No such amendment shall adversely affect in a material manner any right of a participant under the Award without his written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a significant effect on the performance of the Company, or any subsidiary, Affiliate, division or department thereof, on the Plan or on any Award under the Plan. Any shareholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A of the Code will continue to be exempt from Section 409A of the Code or that the Award will comply with the requirements of Section 409A of the Code.

12. Disability. For the purposes of this Plan, a participant shall be deemed to have terminated his employment or performance of services for the Company and its Affiliates by reason of disability, if the Committee shall determine that the physical or mental condition of the participant by reason of which such employment or performance of services terminated was such at that time as would entitle him to payment of monthly disability benefits under the Company’s Long-Term Disability Benefit Plan, or, if the participant is not eligible for benefits under such plan, under any similar disability plan of the Company or an Affiliate in which he is a participant. If the participant is not eligible for benefits under any disability plan of the Company or an Affiliate, he shall be deemed to have terminated such employment or performance of services by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under the Company’s Long-Term Disability Benefit Plan if he were eligible therefore. Notwithstanding the above, the Committee may determine a participant’s disability based upon any other criteria specified by the Committee.

13. Termination of a Participant. For all purposes under the Plan, the Committee shall determine whether a participant has terminated employment with or the performance of services for the Company and its Affiliates; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

14. Related Employment. For the purposes of the Plan, Related Employment shall mean the employment or performance of services by an individual for an employer that is neither the Company nor an Affiliate, provided that (a) such employment or performance of services is undertaken by the individual at the request of the Company or an Affiliate; (b) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or an Affiliate or was engaged in Related Employment as herein defined; and (c) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment for purposes of this Paragraph 14. The death or disability of an individual during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the individual was employed by or performing services for the Company or an Affiliate.

15. Dilution and Other Adjustments.

(a) In the event of any change in the outstanding Common Shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the Committee shall make such adjustment in: (i) the class and aggregate number of shares that may be delivered under the Plan as described in Paragraph 4(c) and the individual Award maximums under Paragraph 5(e); (ii) the class, number and option price of outstanding Stock Options; (iii) the class, number and exercise price of outstanding Stock Appreciation Rights; and (iv) the class and number of shares subject to any other Awards (except for Qualifying Awards, for which permitted adjustments are provided by Paragraph 9(c)) granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

(b) The Committee may also provide for the adjustment and settlement of outstanding Awards as it deems appropriate and consistent with the Plan’s purpose in the event of a “change in control” of the Company, as that term is defined in the Company’s Senior Executive Severance Plan.

16. Designation of Beneficiary by Participant. A participant may name a beneficiary to receive any payment to which he may be entitled in respect of any Award under the Plan in the event of his death, on a written form to be provided by and filed with the Secretary of the Company, and in a manner determined by the Committee in its discretion. The Committee reserves the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Plan (to the extent it is valid and enforceable under the applicable law) shall be controlling over any other disposition, testamentary, or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such participant’s beneficiary, such payment will be made to the legal representatives of the participant’s estate, and the term “beneficiary” as used in the Plan shall be deemed to include such person or persons. If there is any question as to the legal right of any beneficiary to receive a distribution under the Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such amount.

17. Miscellaneous Provisions.

(a) No loans from the Company or any Affiliate to a participant shall be permitted in connection with the Plan.

(b) No employee or other person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any participant at any time and for any reason is specifically reserved.

(c) No participant or other person shall have any right with respect to the Plan, the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

(d) An Award and a participant’s rights and interest under the Award, may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a participant to assign or transfer without consideration an Award to one or more members of his immediate family, to a partnership of which the only partners are the participant or members of the participant’s immediate family, or to a trust established by the participant for the exclusive benefit of the participant or one or more members of his immediate family.

(e) No Common Shares, Other Company Securities or property, other securities or property, or other forms of payment shall be issued hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

(f) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with Common Shares, including Common Shares that are part of the Award that gives rise to the withholding requirement (up to the participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact). It shall be a condition to the obligation of the Company to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

(g) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

(h) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

(i) Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a participant or his or her beneficiary. Furthermore, the existence of an Award shall not affect the right or power of the Company or its shareholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

(j) Unless the context indicates otherwise, references to “Paragraphs” in the Plan refer to Paragraphs of the Plan.

(k) In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

(l) Headings of Paragraphs herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

(m) If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

(n) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards hereunder or any Common Shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act, or any successor provision, or any other applicable statute, rule or regulation.

(o) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

(p) The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code (and Treasury guidance and regulations issued thereunder) and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

18. Plan Termination. The Plan may be suspended in whole or in part at any time and from time to time by the Board. This Plan shall terminate upon the earlier of the following dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Plan; or (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 19. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Paragraph 11.

19. Shareholder Adoption. The Plan shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on or about April 23, 2007, or at any adjournment thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of New York.

*    *     *     *     *

LOCATION OF THE 2007 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2007 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4 or 5 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time either on April 18, 2007, for shares held in employee plans or on April 22, 2007 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

200 VESEY STREET NEW YORK, NEW YORK 10285

REDUCE COSTS

If you would like to reduce the costs incurred by American Express Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail on the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time either on April 18, 2007, for shares held in employee plans or on April 22, 2007 for all other shares. Have your proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Express Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

AMEXP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN EXPRESS COMPANY
The Board of Directors recommends a vote FOR Items 1, 2 and 3 and AGAINST Item 4. If no voting instructions are given the proxy will be voted as the Board of Directors recommends.						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Item 1 - To Elect Directors

Nominees:

	(01) D.F. Akerson	(06) V.E. Jordan, Jr.	(11) F.P. Popoff			☐	☐	☐
	(02) C. Barshefsky	(07) J. Leschly	(12) S.S. Reinemund
	(03) U.M. Burns	(08) R.C. Levin	(13) R.D. Walter
	(04) K.I. Chenault	(09) R.A. McGinn	(14) R.A. Williams
	(05) P. Chernin	(10) E.D. Miller

			For	Against	Abstain				For	Against	Abstain

Item 2 -	The selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2007.		☐	☐	☐	Item 4 -	A shareholder proposal relating to cumulative voting for directors.		☐	☐	☐

Item 3 -	A proposal to approve the American Express Company 2007 Incentive Compensation Plan.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Notice to employees participating in the AMERICAN EXPRESS INCENTIVE SAVINGS PLAN (“Amex ISP”), the Ameriprise Financial 401(k) Plan (“AMP 401K Plan”) or the Employee Stock Ownership Plan (“ESOP”) of Amex Canada, Inc.

These shares will be voted as you instruct if your proxy card, telephone, or lnternet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 18, 2007, by ADP, which is acting on behalf of the Trustees of these Plans.

If ADP does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 18, 2007, the following conditions will apply: the Trustee of the AMP 401K Plan will vote these Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustees of the Amex ISP and the ESOP of Amex Canada will not vote these shares.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

AMERICAN EXPRESS COMPANY
Proxy Solicited on Behalf of Board of Directors for the Annual Meeting of Shareholders on Monday, April 23, 2007

The undersigned hereby appoints Daniel T. Henry, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s New York City headquarters, 200 Vesey Street, New York, New York 10285, on Monday, April 23, 2007 at 10:00 A.M., Eastern Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by lnternet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please date and sign on the reverse side.)